Exhibit 2.1

STOCK PURCHASE AGREEMENT
BY AND AMONG
BUSHNELL GROUP HOLDINGS, INC.,
MIDOCEAN BUSHNELL HOLDINGS, L.P.
and
ALLIANT TECHSYSTEMS INC.
DATED AS OF SEPTEMBER 4, 2013

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 4, 2013 is made by and among Bushnell Group Holdings, Inc., a Delaware corporation (the “Company”), MidOcean Bushnell Holdings, L.P., a Delaware limited partnership (the “Seller”), and Alliant Techsystems Inc., a Delaware corporation (“Buyer”, and together with the Company and the Seller, the “Parties”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article I.
WHEREAS, the Seller owns all of the issued and outstanding capital stock of the Company on the date hereof (the “Shares”);
WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to acquire from the Seller all of the Shares and the Seller desires to sell to Buyer all of the Shares; and
WHEREAS, simultaneously with the execution of this Agreement and as a condition to the willingness of Buyer to enter into this Agreement, Buyer and the other parties named therein have executed a Holder Agreement pursuant to which such other parties have agreed, subject to the terms thereof, to refrain from soliciting or hiring employees of the Company and each of its Subsidiaries (collectively, the “Group Companies”) following the Closing as, and to the extent set forth, in the Holder Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller, the Company and Buyer hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).
“Acquisition Transaction” has the meaning set forth in Section 6.6.
“Actual Adjustment” means (x) the sum of (A) the Net Working Capital Adjustment and (B) Cash and Cash Equivalents, in each case as finally determined pursuant to Section 2.4(b), minus (y) the sum of (A) the Estimated Net Working Capital Adjustment and (B) the Estimated Cash and Cash Equivalents.
“Actual Indemnity Threshold” means the greater of (i) zero and (ii) (a) $4,925,000 less (b) the Actual Interim Loss Amount.
“Actual Interim Loss Amount” means the total amount of Interim Losses incurred by the Buyer Indemnified Parties on or before the Interim Loss Determination Date.

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“Actual Non-Interim Loss Amount” means the total amount of Non-Interim Losses incurred by the Buyer Indemnified Parties on or before the Interim Loss Determination Date.
“Adjustment Escrow Account” has the meaning set forth in Section 2.4(a)(i).
“Adjustment Escrow Amount” has the meaning set forth in Section 2.4(a)(i).
“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account, together with any interest accrued on the Adjustment Escrow Amount at that time.
“Adjustment Escrow Excess Amount” has the meaning set forth in Section 2.4(c)(ii).
“Adjustment Escrow Shortfall Amount” has the meaning set forth in Section 2.4(c)(ii).
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Affiliate Contract” means any Contract between any Group Company, on the one hand, and any Affiliate or Affiliates of the Group Companies, on the other hand, other than (a) any Contract that is only by and among the Group Companies or (b) any Employee Benefit Plan.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Alternative Debt Commitment Letter” has the meaning set forth in Section 6.11(b).
“Alternative Debt Financing” has the meaning set forth in Section 6.11(b).
“Ancillary Documents” has the meaning set forth in Section 3.3.
“Applicable Tax Period” has the meaning set forth in Section 6.2(e)(i).
“Applicable Tax Return” has the meaning set forth in Section 6.2(e)(i).
“Base Representation and Warranty Insurance Policy” means the Buyer-Side Representations and Warranties Insurance Policy with Policy Number 24153841 to be issued by Chartis Specialty Insurance Company to the Buyer (as may be amended, modified or supplemented from time to time) pursuant to the Binder Agreement, dated as of the date hereof, between Chartis Specialty Insurance Company and the Buyer.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

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“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Indemnified Parties” has the meaning set forth in Section 9.1.
“Buyer’s Interim Loss Estimate Amount” has the meaning set forth in Section 2.4(d)(i).
“Buyer Material Adverse Effect” means any fact, event, condition, change, occurrence or effect that, individually or in the aggregate with other facts, events, conditions, changes, occurrences or effects, prevents or materially impairs or delays the performance by Buyer of its obligations under this Agreement or the Escrow Agreement or the consummation of the Transactions.
“Buyer Related Parties” has the meaning set forth in Section 8.2(a).
“Cash and Cash Equivalents” means, as of 12:01 a.m. New York time on the Closing Date (but giving effect to any subsequent (x) cash dividends or distributions to the Seller or (y) other payments or uses of cash, in each case prior to the Closing), the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of the Group Companies on a combined basis, including without duplication, all marketable securities and other short term investments of the Group Companies, the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less the amounts of any outstanding checks or transfers at such time, all determined in accordance with GAAP and otherwise in a manner consistent with the practices and methodologies used in the preparation of the Financial Statements referenced in Section 3.4(a)(i).
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Funded Indebtedness” means the Funded Indebtedness as of 12:01 a.m. New York time on the Closing Date (but giving effect to any subsequent incurrence of Funded Indebtedness prior to the Closing).
“Closing Date Payment” has the meaning set forth in Section 2.4(a)(v).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commonly Controlled Entity” means any Person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Common Stock” means the common stock of the Company, par value of $0.01 per share.

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“Company Fundamental Representations” has the meaning set forth in Section 9.3(b).
“Company Material Adverse Effect” means any fact, event, condition, change, occurrence or effect that, individually or in the aggregate with other facts, events, conditions, changes, occurrences or effects, (A) has a material adverse effect on the assets, liabilities, financial condition, business or results of operations of the Group Companies, taken as a whole, or (B) prevents or materially impairs or delays the performance by the Company of its obligations under this Agreement or the Escrow Agreement or the consummation of the Transactions; provided, however, that none of the following (or results thereof) shall be taken into account, individually or in the aggregate, in determining whether a “Company Material Adverse Effect” has occurred or is reasonably expected to occur: (i) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets in the United States or elsewhere in the world (including any disruption thereof and any decline in the price of any security or any market index), (ii) any national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in GAAP, (iv) changes in any Laws, (v) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement of the Transactions (including by reason of the identity of Buyer or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company), or (vii) any failure in and of itself by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded by this clause (vii)); provided further, however, that any fact, event, condition, change, occurrence or effect referred to in clauses (i), (iii), (iv) or (v) may be taken into account in determining whether a “Company Material Adverse Effect” has occurred if such fact, event, condition, change, occurrence or effect has a disproportionate effect on the Group Companies relative to other companies operating in the industries or markets in which the Group Companies operate.
“Company Personnel” means any current or former director, officer, employee, consultant or independent contractor of any Group Company.
“Company’s Knowledge” means the knowledge of any of the individuals listed in Section C-1 of the Disclosure Letter, in each case as such individuals have, or would have had, after reasonable inquiry of such individual’s direct reports who have primary management oversight and/or responsibility for the subject matter as to which the specific reference to knowledge relates; provided that for purposes of Sections 3.9(c)–(f), the individuals listed in Section C-1 of the Disclosure Letter shall be deemed to have knowledge of all facts and circumstances of which they should have known after conducting, or if they had conducted, a reasonable inquiry, without limiting such inquiry to such direct reports; and provided further that no Person listed in Section C-1 of the Disclosure Letter shall have any personal liability under the terms of this Agreement regarding such knowledge.

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“Company Related Parties” has the meaning set forth in Section 10.10.
“Competition Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, the applicable requirements of antitrust or other competition Laws of jurisdictions outside the United States.
“Confidentiality Agreement” means the confidentiality agreement, dated as of March 21, 2013, by and between the Company and Buyer.
“Contract” means any agreement, contract, subcontract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other binding arrangement, commitment or obligation, whether written or oral.
“Credit Facilities” means that certain (i) Amended and Restated Loan Agreement dated as of April 17, 2012, by and among the Company, as borrower, General Electric Capital Corporation, as administrative agent, and the other Persons set forth on the signature pages thereto, (ii) Amended and Restated Credit Agreement dated as of April 17, 2012, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated December 27, 2012 and that certain Second Amendment to Amended and Restated Credit Agreement dated March 4, 2013, by and among Bushnell Inc., as borrower, the Company, as a guarantor, General Electric Capital Corporation, as administrative agent and collateral agent, and the other Persons set forth on the signature pages thereto, (iii) Amended and Restated Second Lien Credit Agreement dated as of April 17, 2012, as amended by that certain First Amendment to Amended and Restated Second Lien Credit Agreement dated December 27, 2012, by and among Bushnell Inc., as borrower, the Company, as a guarantor, General Electric Capital Corporation, as administrative agent and collateral agent, and the other Persons set forth on the signature pages thereto, and (iv) Demand Operating Facility Agreement dated as of December 21, 2012, between the Bushnell Corporation of Canada and the Toronto-Dominion Bank.
“Dataroom Record” has the meaning set forth in Section 6.13(g).
“Debt Financing” has the meaning set forth in Section 5.5.
“Debt Financing Commitment” has the meaning set forth in Section 5.5.
“Debt Financing Documents” has the meaning set forth in Section 6.11(a).
“Disputed Items” has the meaning set forth in Section 2.4(b)(ii).
“DGCL” means the Delaware General Corporation Law.
“Disclosure Letter” has the meaning set forth in Section 6.10.
“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other post-retirement or employment health, medical, bonus,

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incentive compensation, deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination, compensation or employee benefit plan, program or arrangement that any Group Company maintains, sponsors or contributes to for the benefit of Company Personnel or with respect to which any Group Company has any liability (including on account of a Commonly Controlled Entity), other than, in each case, a plan, program or arrangement maintained by a Governmental Entity and (ii) each employment or other compensatory Contract between Seller or any Group Company, on the one hand, and any Company Personnel, on the other hand.
“End Date” has the meaning set forth in Section 8.1.
“Enterprise Value” means $985,000,000.
“Environmental Laws” means all applicable Laws and binding orders concerning pollution or protection of the environment (including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any hazardous materials, hazardous substances or hazardous wastes, chemical substances or chemical mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos or polychlorinated biphenyls) or, to the extent relating to exposure to hazardous materials, hazardous substances or hazardous wastes, concerning human health and safety.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” has the meaning set forth in Section 2.4(a)(i).
“Escrow Agent Fee” shall mean the fee payable to the Escrow Agent on the Closing Date pursuant to the Escrow Agreement.
“Escrow Agreement” has the meaning set forth in Section 2.4(a)(i).
“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 2.4(a).
“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 2.4(a).
“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).
“Example Statement of Net Working Capital” means the example statement of Net Working Capital, as determined (i) on a consolidated basis without duplication as of the close of business on April 30, 2013 and (ii) in accordance with GAAP and otherwise on a basis consistent with the preparation of the Financial Statements. The Example Statement of Net Working Capital is attached as Exhibit A hereto.
“Existing Policy” has the meaning set forth in Section 6.5(b).
“Expiration Date” has the meaning set forth in Section 10.1.

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“Export, Import, and Economic Sanctions Laws” has the meaning set forth in Section 3.9(c).
“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.), as amended from time to time, and any rules, regulations and guidance promulgated thereunder.
“Financial Statements” has the meaning set forth in Section 3.4.
“Financing Failure” means the failure of the Lenders to fund any amounts committed to be loaned to Buyer under the Debt Financing Commitment.
“First Excess Layer” means the Excess Buyer’s Representations and Warranties Insurance Policy with Policy Number 0308-5795 to be issued by Darwin Select Insurance Company to the Buyer (as may be amended, modified or supplemented from time to time) pursuant to the Conditional Binder, dated as of the date hereof, executed by Darwin Select Insurance Company.
“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage and other amounts, in each case payable as a result of or in connection with the consummation of the Transactions or the repayment on the Closing) arising under, any obligations of any Group Company in respect of (i) indebtedness for borrowed money (including the Credit Facilities) or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of, or a contingent payment for, property, goods or services (including obligations under capital leases (with the amount of indebtedness in respect of any such lease being the capitalized amount thereof that would appear on a balance sheet prepared in accordance with GAAP, as calculated in accordance with the practices and methodologies used by the Company to prepare the Latest Balance Sheet)), but excluding any trade payables arising in the ordinary course of business, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) interest rate hedging arrangements (including any hedging arrangements entered into under or in connection with the Credit Facilities), including amounts payable upon termination thereof on the Closing Date, (iv) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, in each case, to the extent such letters of credit, banker’s acceptances and similar credit transactions have been drawn upon, (v) obligations in the nature of guarantees of the obligations of other Persons of the type referred to in clauses (i) through (iv) and obligations of other Persons of the type referred to in clauses (i) through (iv) above secured by any Lien on any property owned by such Person (whether or not the obligation secured thereby is assumed by such Person), in each case, as of such date and (vi) that certain amended and restated promissory note dated as of August 31, 2011 in the original principal amount of $4,000,000 issued by Bushnell Inc. to Ilya Reyngold, Israel Reyngold and Rimma Epelbaum. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (x) undrawn letters of credit (including any that are outstanding under the Credit Facilities), (y) obligations under any hedging agreements other than those referenced in clause (iii) above or (z) amounts included as Seller Expenses.
“GAAP” means United States generally accepted accounting principles.

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“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by‑laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Governmental Authorizations” has the meaning set forth in Section 3.9(a).
“Governmental Entity” means any domestic or foreign (i) federal, national, supranational, state, local, municipal or other government, (ii) governmental or quasi‑governmental entity of any nature (including any governmental agency, branch, department, official or entity, and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.
“Group Companies” has the meaning set forth in the preamble to this Agreement.
“Group Company 401(k) Plan” has the meaning set forth in Section 6.9(c).
“Group Company IP Rights” has the meaning set forth in Section 3.12.
“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or radioactive wastes, asbestos in any form, polychlorinated biphenyls, pollutants, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law due (in whole or in part) to its toxic, dangerous, hazardous, corrosive, carcinogenic, deleterious or otherwise harmful properties or characteristics.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Improvements” has the meaning set forth in Section 3.17(a)(ii).
“Indemnified Party” has the meaning set forth in Section 9.6(a).
“Indemnity Escrow Account” has the meaning set forth in Section 2.4(a)(ii).
“Indemnity Escrow Amount” has the meaning set forth in Section 2.4(a)(ii).
“Insurers” means each of (i) Chartis Specialty Insurance Company and (ii) Darwin Select Insurance Company.
“Indemnity Adjustment Payment” means the (i) Non-Interim Loss Paid Indemnity Amount less (ii) (a) the Actual Non-Interim Loss Amount less (b) the Actual Indemnity Threshold.
“Indemnity Threshold” means the greater of (i) zero and (ii) (a) $4,925,000 less (b) the Interim Loss Estimate Amount.

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“Intellectual Property Rights” means all patents, patent applications, trademarks, service marks and trade names (and all goodwill associated therewith and all registrations and applications therefor), copyrights (and all registrations and applications therefor), Internet domain names, software, trade secrets, know-how and other proprietary information (including inventions, know-how, processes, procedures, research records, records of inventions, test information, market surveys and marketing know‑how), in each case, to the extent protectable by applicable Law.
“Interim Loss” has the meaning set forth in the Representation and Warranty Insurance Policy, as set forth in Section 7.2(i) of the Disclosure Letter.
“Interim Loss Accounting Firm” has the meaning set forth in Section 2.4(d)(ii).
“Interim Loss Counsel” has the meaning set forth in Section 2.4(d)(ii).
“Interim Loss Determination Date” has the meaning set forth in Section 9.6(e).
“Interim Loss Disputed Items” has the meaning set forth in Section 2.4(a)(iii).
“Interim Loss Estimate Amount” means the maximum amount that could reasonably be expected to be recovered by the Buyer Indemnified Parties in respect of Interim Losses pursuant to Section 9.1(ii) (without regard to the Indemnity Threshold in Section 9.3(b)(ii), the aggregate liability limitations set forth in Section 9.3(c)(iii) or the survival limitations set forth in Section 10.1); provided that if an Interim Loss Indemnity Escrow Amount Reduction Event occurs, then the Interim Loss Estimate Amount shall mean $19,925,000.
“Interim Loss Indemnity Dispute Notice” has the meaning set forth in Section 2.4(d)(ii).
“Interim Loss Indemnity Escrow Amount” means the greater of (i) zero and (ii) (a) the Interim Loss Estimate Amount less (b) $4,925,000.
“Interim Loss Indemnity Escrow Reduction Election” has the meaning set forth in Section 2.4(a)(iii).
“Interim Loss Indemnity Escrow Shortfall Amount” has the meaning set forth in Section 9.5.
“Interim Loss Indemnity Threshold” means the lesser of (i) the Interim Loss Estimate Amount and (ii) $4,925,000.
“Judgment” has the meaning set forth in Section 3.8.
“Key Customers” has the meaning set forth in Section 3.19.
“Key Suppliers” has the meaning set forth in Section 3.20.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

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“Law” means any statute, law (including common law), ordinance, code, rule or regulation.
“Leased Real Property” has the meaning set forth in Section 3.17(a).
“Legal Restraint” has the meaning set forth in Section 7.1(b).
“Lender Related Parties” has the meaning set forth in Section 10.10.
“Lenders” means Persons that have committed to provide or otherwise entered into agreements to provide the Debt Financing or other alternative financing as permitted by this Agreement in connection with the Transactions, including the parties to the Debt Financing Commitment and any joinder agreements, credit agreements (including the Debt Financing Documents) or other financing agreements relating thereto.
“Lien” means, with respect to any property or asset, any mortgage, pledge, security interest, encumbrance, lien, charge, hypothecation, encroachment, easement, use restriction, right-of-way, title defect, charge attachment, levy, option or other rights to acquire an interest or rights of first refusal (excluding, for the avoidance of doubt, any licenses or sublicenses of Intellectual Property Rights).
“Loss” means any damages, losses, liabilities, obligations, claims of any kind, interest, reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees and expenses of attorneys, accountants and other professionals incurred in connection with the investigation of any matter or the defense of any Proceeding), settlement payments, awards, judgments, fines or amounts or costs paid or incurred in respect of any corrective or remedial action.
“Marketing Period” means the first period of fifteen consecutive Business Days after the date hereof throughout which (i) Buyer shall have the Required Financial Information and (ii) the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (not including conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party); provided, however, that (A) (x) the Marketing Period shall exclude November 27, 2013 through and including November 29, 2013 (it being understood that the exclusions in this clause (x) shall not have any disqualifying effect on the consecutive Business Day requirement) and (y) if the Marketing Period has not ended prior to December 18, 2013, such fifteen Business Day period shall commence no earlier than January 7, 2014, (B) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated and (C) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen Business Day period, (1) KPMG LLP shall have withdrawn its audit opinion with respect to any year end audited financial statements of the Company and its Subsidiaries set forth in the Required Financial Information, or (2) any of the financial statements of the Company and its Subsidiaries included in the Required Financial Information shall have been restated or the Seller or any Group Company shall have publicly announced, or the board of directors (or similar governing body) of any Group Company shall have determined, that a restatement of any such financial statements included in the Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed or such Group Company has determined that no restatement shall be required; provided, that, following the

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satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 (not including conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party), if either Seller or the Company shall in good faith reasonably believe that it has provided the Required Financial Information, then Seller or the Company, as applicable, may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Company and Seller shall be deemed to have complied with such obligation to provide such Required Financial Information on the date specified in the notice (which date shall not be earlier than the date of such notice) unless Buyer in good faith reasonably believes Seller and the Company have not completed the delivery of such Required Financial Information and, not later than 5:00 p.m. (Eastern time) five (5) Business Days following the date of delivery of such notice by Seller or the Company (as applicable), delivers a written notice to the Company and Seller to that effect (stating which Required Financial Information has not been delivered) (an “Objection Notice”), in which case the Company and Seller shall not be deemed to have complied with such obligation to provide such Required Financial Information unless and until such time as the Company or Seller have delivered a subsequent written notice setting forth its good faith belief that it has provided any such additional Required Financial Information, subject to the right of Buyer to deliver a subsequent Objection Notice with respect to any such subsequent notice of the Company or the Seller.
“Material Contracts” has the meaning set forth in Section 3.6(b).
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Net Working Capital” means the sum of all current assets (including current Tax assets but excluding any amounts if and to the extent that such amounts consist of refunds and credits that are for the account of the Seller as described in Section 6.2(f), and excluding deferred Tax assets) of the Group Companies less the sum of all current liabilities (including current Tax liabilities, but excluding deferred Tax liabilities) of the Group Companies, in each case determined on a consolidated basis without duplication as of 12:01 a.m. New York time on the Closing Date and calculated in accordance with GAAP and otherwise in a manner consistent with the practices and methodologies used in the preparation of the Financial Statements referenced in Section 3.4(a)(i); provided that current Tax liabilities shall be reduced, but not below zero, on a jurisdiction-by-jurisdiction basis, on account of the Transaction Tax Deductions that are properly deductible by any Group Company in a Pre-Closing Tax Period and that reduce current Tax liabilities below what they would otherwise be. Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts included in Cash and Cash Equivalents, Seller Expenses or Funded Indebtedness (or reflect any Transaction Tax Deductions except, as noted above, the amount of such Tax deductions applied to reduce current Tax liabilities below what they would otherwise be, but not below zero). Exhibit A hereto sets forth the Example Statement of Net Working Capital.
“Net Working Capital Adjustment” means the amount by which Net Working Capital is greater than or less than $188,100,000; provided that if Net Working Capital is less than $188,100,000, the Net Working Capital Adjustment shall be deemed to be a negative number.
“New Plans” has the meaning set forth in Section 6.9.

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“Non-Interim Loss” means any Loss pursuant to which any Buyer Indemnified Party is entitled to indemnification under Section 9.1(ii) other than an Interim Loss.
“Non-Interim Loss Paid Indemnity Amount” means the actual amount (after giving effect to Section 9.3(d)) received by the Buyer Indemnified Parties on or before the Interim Loss Determination Date in respect of the Seller’s obligations under Article IX in connection with indemnification claims with respect to Non-Interim Losses.
“Non-Party Affiliates” has the meaning set forth in Section 10.18.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Per-Claim Threshold” has the meaning set forth in Section 9.3(b).
“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate Proceedings, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate Proceedings, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar matters affecting title to the real property and other title defects) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (d) Liens securing the obligations of the Group Companies under the Credit Facilities, (e) Liens granted to any Lender at the Closing in connection with the Debt Financing, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies or any violation of which has not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies taken as a whole, (g) Liens described in Section P-1 of the Disclosure Letter, (h) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased and (i) other Liens, encumbrances or imperfections of title which are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
“Post-Closing Tax Period” means any taxable year or period (or portion thereof) that begins after the Closing Date.
“Post-Closing Tax Return” has the meaning set forth in Section 6.2(i).
“Pre-Closing Tax Liability True-Up Payment” has the meaning set forth in Section 6.2(j).

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“Pre‑Closing Tax Period” means any taxable year or period (or portion thereof) that ends on or before the Closing Date.
“Proceeding” has the meaning set forth in Section 3.8.
“Property Taxes” has the meaning set forth in Section 6.2(h).
“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b)(i).
“Public Official” has the meaning set forth in Section 3.9(e).
“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Funded Indebtedness, minus (v) the amount of Unpaid Seller Expenses.
“Purchase Price Dispute Notice” has the meaning set forth in Section 2.4(b)(ii).
“Real Property Lease” has the meaning set forth in Section 3.17(a).
“Registered Group Company IP Rights” has the meaning set forth in Section 3.12.
“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.
“Representation and Warranty Insurance Policy” means, collectively, (i) the Base Representation and Warranty Insurance Policy, (ii) the First Excess Layer and (iii) the Second Excess Layer.
“Representation and Warranty Insurance Policy Premium” has the meaning set forth in Section 6.13(f).
“Required Financial Information” means the historical consolidated financial statements of the Company and its Subsidiaries identified in paragraph (iii)(B) of Exhibit B to the Debt Commitment Letter as of the date hereof (or any substantially identical requirements in any amendment or replacement thereof permitted or required pursuant to Section 6.11) (but, for the avoidance of doubt, expressly excluding any financial statements or other information of Buyer or its Subsidiaries referenced in such paragraph).
“Review Period” has the meaning set forth in Section 2.4(b)(ii).
“Second Excess Layer” means the Excess Buyer-Side Representations and Warranties Insurance Policy with Policy Number 24153844 to be issued by Chartis Specialty Insurance Company to the Buyer (as may be amended, modified or supplemented from time to time) pursuant to the Binder Agreement, dated as of the date hereof, between Chartis Specialty Insurance Company and the Buyer.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.
“Seller” has the meaning set forth in the preamble.
“Seller Expenses” means, without duplication, all of the fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives, advisors and consultants) incurred on or prior to the Closing by or on behalf of, or to be paid by, the Group Companies in connection with this Agreement, the Ancillary Documents or the Transactions, including (i) the fees and expenses of Morgan Stanley & Co. LLC, Robert W. Baird & Co. Incorporated and Kirkland & Ellis LLP, (ii) any success, change of control or similar bonuses payable to any employee or director upon the consummation of the Transactions, together with any employer-paid portion of any employment and payroll Taxes related thereto, whether accrued, incurred or paid prior to, at or after the Closing, and (iii) accrued management fees and any other fees, expenses or other amounts payable to MidOcean Partners or any of its Affiliates in connection with the Transactions (including any amounts payable upon termination of any Contracts or other arrangements with MidOcean Partners or any of its Affiliates in connection with the Transactions).
“Seller Fundamental Representations” has the meaning set forth in Section 9.3(b).
“Seller Indemnified Parties” has the meaning set forth in Section 9.2.
“Seller Material Adverse Effect” means any fact, event, condition, change, occurrence or effect that, individually or in the aggregate with other facts, events, conditions, changes, occurrences or effects, prevents or materially impairs or delays the performance by the Seller of its obligations under this Agreement or the Escrow Agreement or the consummation of the Transactions.
“Shares” has the meaning set forth in the preamble to this Agreement.
“Statement” has the meaning set forth in Section 2.4(a).
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control

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any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or withholding tax, together with any interest, penalties or additions to tax imposed with respect thereto.
“Tax Claim” has the meaning set forth in Section 9.6(c).
“Tax Proceeding” has the meaning set forth in Section 3.15(c).
“Tax Return” has the meaning set forth in Section 3.15(a).
“Termination Date” has the meaning set forth in Section 8.1(d).
“Termination Fee” has the meaning set forth in Section 8.2(a).
“Third Party Claim” has the meaning set forth in Section 9.6(a).
“Transactions” means the transactions contemplated by this Agreement and the Escrow Agreement.
“Transaction Tax Deductions” means, without duplication, any loss or deduction, which is deductible for income tax purposes by a Group Company (or in the case of clause (c), by Buyer), resulting from or attributable to (a) Seller Expenses (including, solely for purposes of Transaction Tax Deductions, any Seller Expenses paid at or prior to the Closing) or any other expenses or filing fees required to be paid by the Seller pursuant to the terms of this Agreement; (b) the repayment of the Closing Date Funded Indebtedness at the Closing (including unamortized debt issuance costs); (c) the Representation and Warranty Insurance Policy Premium; (d) the termination of the Group Company 401(k) Plans and (e) the premium paid to Standard & Poor’s in 2013 related to the credit rating for one or more Credit Facilities; provided, that, in connection with the foregoing, Buyer shall cause the Group Companies to make an election under Revenue Procedure 2011‑29, 2011‑18 IRB, to treat seventy percent (70%) of any success-based fees with respect to any of the foregoing that were paid by or on behalf of the Group Companies as an amount that did not facilitate the transactions contemplated under this Agreement and therefore treat seventy percent (70%) of such costs as deductible in the taxable year that includes the Closing Date for U.S. federal income tax purposes.
“Transaction Tax Deductions Schedule” has the meaning set forth in Section 6.2(e)(iii).
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

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“UK Bribery Act” means the Bribery Act 2010 (c.23), as amended from time to time, and any rules, regulations and guidance promulgated thereunder.
“Unpaid Seller Expenses” means the amount of Seller Expenses that are unpaid as of immediately prior to the Closing.
“Unrecovered Pre-Closing Tax Losses” means (a) the sum of all Losses of any Buyer Indemnified Parties based upon, attributable to or resulting from (i) any Taxes of any Group Company for any Pre-Closing Tax Period; (ii) any Taxes for a Pre‑Closing Tax Period of any Person for which any Group Company becomes liable (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of being a member of a consolidated, unitary, combined or similar group prior to the Closing Date or (B) as a transferee or successor, by Contract or otherwise, to the extent such Taxes described in this clause (B) relate to an event or transaction occurring before the Closing; (iii) any transfer Taxes allocated to the Seller pursuant to Section 6.2(a) or (iv) without duplication of any amounts that reduced the Transaction Tax Deductions under Section 6.2(e)(ii), any Taxes of any Group Company in any Post-Closing Tax Period resulting from the non-deductibility of expenses under Section 280G of the Code, for any payment or benefit under any agreement entered by a Group Company and another Person prior to the Closing Date (or by Buyer and its affiliates where such payment or benefit is deemed a parachute payment subject to Section 280G of the Code, provided that Buyer gives Seller sufficient notice (but in no event later than five days prior to the Closing Date) to submit such payment or benefit to the vote described in Section 6.12 of this Agreement), by reason of the consummation of the Transactions (whether alone or in combination with any other event); reduced by (b) (i) any amounts previously offset against payments of the Buyer pursuant to Section 6.2(f), (ii) the amount of actual cash payments previously paid by Seller to any Buyer Indemnified Party in respect of such Losses pursuant to Section 9.1 and (iii) the amount of such Losses, if any, that were included as a current liability in Net Working Capital; provided, however, that Unrecovered Pre-Closing Tax Losses shall not include any Losses to the extent such Losses (A) result from any transaction occurring on the Closing Date after the Closing outside the ordinary course of business (excluding any such transaction that is directed by or effectuated by the Seller), (B) are attributable to or arise from to any breach by the Buyer of any provision of this Agreement; and provided further that in determining the existence and amount of any such Losses arising from Taxes shown as due and payable on all Post-Closing Tax Returns, the aggregate of all such Taxes shown as due and payable on such Post-Closing Tax Returns attributable to Pre-Closing Tax Periods shall be compared to the aggregate of all amounts included as current Tax liabilities in Net Working Capital with respect to Taxes reportable on such Post-Closing Tax Returns.

“Voting Company Debt” has the meaning set forth in Section 3.2(a).

“Voting Subsidiary Debt” has the meaning set forth in Section 3.2(b).

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ARTICLE II

PURCHASE AND SALE

Section 2.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase, acquire and accept from Seller, and Seller will sell, assign, transfer, convey and deliver to Buyer, the Shares free and clear of all Liens (other than (i) those Liens created or caused by Buyer and (ii) restrictions on transfer pursuant to federal, state or local securities Laws) in exchange for consideration specified in this Article II.
Section 2.2    Closing of the Transactions Contemplated by this Agreement. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the Parties, which shall be no later than the third Business Day after satisfaction (or waiver) of the conditions set forth in Article VII (not including conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction or waiver of such conditions at such time) (such date, the “Closing Date”), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the Parties; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (not including conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VII at such time, the Closing shall occur instead on the earliest of (a) any Business Day during the Marketing Period as may be specified by Buyer on no less than three Business Days’ prior written notice to the Seller, (b) the third Business Day after the final day of the Marketing Period, or, if the final day of the Marketing Period corresponds to the Termination Date (or, if applicable, the End Date), then on the final day of the Marketing Period or (c) such other time, date or place as agreed to in writing by the Parties.
Section 2.3    Deliveries at the Closing.
(a)    Deliveries by Seller. At the Closing, Seller shall deliver to Buyer all certificate(s) representing the Shares duly endorsed in blank or accompanied by any other proper instrument of assignment endorsed in blank in proper form for transfer. At the Closing, Seller shall pay, in cash by wire transfer of immediately available funds, to the Escrow Agent, 50% of the Escrow Agent Fee.
(b)    Deliveries by Buyer. At the Closing, Buyer shall pay the Estimated Purchase Price in accordance with, and adjusted pursuant to, the provisions set forth in Section 2.4(a) by wire transfer of immediately available funds to an account or accounts specified by the Seller in writing no less than three Business Days prior to the Closing Date. At the Closing, Buyer shall pay, or shall cause the Company to pay, in cash by wire transfer of immediately available funds, to the Escrow Agent, 50% of the Escrow Agent Fee.
(c)    Other Deliveries. The closing certificates and other documents required to be delivered pursuant to this Agreement with respect to the Closing pursuant to Article VII shall be exchanged.

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Section 2.4    Purchase Price.
(a)    Estimated Purchase Price. No later than three Business Days prior to the Closing, the Seller shall deliver to Buyer a statement (the “Statement”) setting forth reasonably detailed calculations of (i) (A) the amount of Closing Date Funded Indebtedness, (B) the amount of Unpaid Seller Expenses, (C) the Seller’s good faith estimate of the amount of Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”) and (D) the Seller’s good faith estimate of Net Working Capital (and the related Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”)) and (ii) the estimated Purchase Price calculated based on the amounts included in the Statement pursuant to clause (i) above (the “Estimated Purchase Price”), all of which such amounts included on the Statement shall be calculated in accordance with the terms of this Agreement (including the applicable definitions set forth herein). At the Closing, Buyer shall pay, or shall cause the Company to pay, in cash by wire transfer of immediately available funds, the Estimated Purchase Price as follows:
(i)    $5,000,000 (such amount, the “Adjustment Escrow Amount”) of cash shall be deposited into an escrow account (the “Adjustment Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date by and among the Buyer, the Seller and an escrow agent to be mutually agreed upon between Buyer and the Seller (the “Escrow Agent”) as security for the Seller’s obligations pursuant to Section 2.4(c)(ii), if any, and (y) substantially in the form of Exhibit B attached hereto;
(ii)    $7,387,500 (such amount the “Indemnity Escrow Amount”) shall be deposited into an escrow account (the “Indemnity Escrow Account”) to be held by the Escrow Agent and established pursuant to the Escrow Agreement as security for the Seller’s obligations pursuant to Article IX;
(iii)    to the extent the Interim Loss Indemnity Escrow Amount (calculated without regard to the proviso contained in the definition of Interim Loss Estimate Amount) is greater than zero, the Interim Loss Indemnity Escrow Amount shall be deposited into an escrow account (the “Interim Loss Indemnity Escrow Account”) to be held by the Escrow Agent and established pursuant to the Escrow Agreement as security for the Seller’s obligations to indemnify the Buyer Indemnified Parties for Interim Losses pursuant to Article IX; provided, that if the Interim Loss Indemnity Escrow Amount (calculated without regard to the proviso contained in the definition Interim Loss Estimate Amount) is greater than $15,000,000 the Seller may, at its option, direct Buyer to only deposit $15,000,000 in the Interim Loss Indemnity Escrow Account, in which event the Interim Loss Indemnity Escrow Amount shall be deemed to be $15,000,000 (any such election by the Seller, an “Interim Loss Indemnity Escrow Reduction Election”), in which case Buyer shall have the right (in its discretion) to terminate this Agreement pursuant to Section 8.1(h);
(iv)    on behalf of the Seller and the Group Companies, (x) cash in the amount necessary to satisfy the Closing Date Funded Indebtedness that is included in the Estimated Purchase Price and (y) cash in the amount necessary to satisfy the Unpaid Seller Expenses that are included in the Estimated Purchase Price, each in accordance with the Funds Flow Memorandum and, in the case of clause (y), Section 6.9(e); and

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(v)    to the Seller, an amount equal to the Estimated Purchase Price minus the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Interim Loss Indemnity Escrow Amount (the “Closing Date Payment”).
The Seller shall provide Buyer with a flow of funds (the “Funds Flow Memorandum”) accurately setting forth the amounts to be paid pursuant to this Section 2.4(a) along with the payees thereof and the wire instructions therefor at least three Business Days prior to the Closing Date. Upon the payment of the Closing Date Payment to the Seller, the Seller shall cease to have any right, title or interest in the Shares, except rights expressly provided to the Seller under the terms of this Agreement and any Ancillary Documents.
(b)    Determination of the Final Purchase Price.
(i)    As soon as practicable, but no later than 60 days after the Closing Date, Buyer shall prepare and deliver to the Seller a reasonably detailed proposed calculation of each of (A) the Net Working Capital (and the related Net Working Capital Adjustment) and (B) the amount of Cash and Cash Equivalents, and in each case, the components thereof and in a manner consistent with the definitions thereof and otherwise in accordance with the terms of this Agreement (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”). If Buyer fails to timely deliver any of the Proposed Closing Date Calculations in accordance with the foregoing, then, at the election of the Seller in its sole discretion, either (i) the Actual Adjustment shall be deemed to equal zero or (ii) the Seller shall retain a nationally recognized independent accounting firm that is reasonably acceptable to Buyer to provide an audit of the Group Companies’ books, review the calculation of the Net Working Capital (and the related Net Working Capital Adjustment) and the amount of Cash and Cash Equivalents and make any adjustments necessary thereto consistent with the provisions of this Section 2.4(b), the determination of such accounting firm being conclusive and binding on the Parties absent fraud or manifest error. The engagement fees of any such independent accounting firm shall be borne 50% by the Seller and 50% by Buyer.
(ii)    The Seller shall have 45 days following receipt of the Proposed Closing Date Calculations to review such calculations (the “Review Period”). The Seller may, on or prior to the last day of the Review Period, give to Buyer written notice of dispute (“Purchase Price Dispute Notice”), which shall specify in reasonable detail those items or amounts in Buyer’s calculation of the Proposed Closing Date Calculations as to which the Seller disagrees (the “Disputed Items”) and the basis for such disagreement. Prior to the end of the Review Period, the Seller may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Proposed Closing Date Calculations (and corresponding Actual Adjustment and Purchase Price calculated on the basis thereof) will become conclusive and binding when such notice is given. Unless the Seller delivers a Purchase Price Dispute Notice to Buyer prior to the expiration of the Review Period, the Seller will be deemed to have accepted and agreed to the Proposed Closing Date Calculations (and corresponding Actual Adjustment and Purchase Price calculated on the basis thereof) and such amounts shall become conclusive and binding on Buyer and the Seller. Buyer or Seller, as the case may be, shall within five (5) Business Days of the date of the expiration of the Review Period make the adjustment payment required by Section 2.4(c)

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with respect to such undisputed items. If the Seller gives a Purchase Price Dispute Notice to Buyer on or prior to the last day of the Review Period, Buyer and the Seller shall use their respective commercially reasonable efforts to reach agreement on the Disputed Items set forth in the Purchase Price Dispute Notice in good faith during the 30-day period commencing on the date Buyer receives the applicable Purchase Price Dispute Notice from the Seller. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to any discussions related to the Disputed Items between Buyer and the Seller during such 30-day period, including any subsequent disputes arising therefrom. If the Seller and Buyer do not agree upon a final resolution with respect to the Disputed Items set forth in the Purchase Price Dispute Notice within such 30-day period, then the remaining Disputed Items shall be submitted immediately by Buyer and the Seller to an independent accounting firm of national reputation mutually acceptable to Buyer and the Seller (the “Accounting Firm”). The Accounting Firm shall be requested to render a written determination of the Disputed Items (acting as an expert and not as an arbitrator) within 45 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on the definitions and other applicable provisions of this Agreement with respect to the Disputed Items, on a single presentation submitted by each of Buyer and the Seller and on one written response to each such presentation so submitted. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Seller and Buyer, and any associated engagement fees shall initially be borne 50% by the Seller and 50% by Buyer; provided that such fees shall ultimately be borne by each party in the percentage calculated by dividing (i) the amount that the Accounting Firm allocates, of the amounts related to the disputed items, to the other party by (ii) the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by the Seller. Except as provided in the preceding two sentences, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. In resolving the Disputed Items, the Accounting Firm shall limit its review to determining the amount for each Disputed Item in accordance with the standards and definitions in this Agreement and shall resolve each Disputed Item by choosing an amount which is either equal to or in between the amount for each Disputed Item set forth in the Proposed Closing Date Calculations and the amount for each Disputed Item set forth in the Purchase Price Dispute Notice. Such determination of the Accounting Firm shall be conclusive and binding upon the Parties absent fraud or manifest error. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b)(ii), and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital (and the related Net Working Capital Adjustment), Cash and Cash Equivalents and Purchase Price resulting therefrom (which shall be equal to the Estimated Purchase Price as adjusted solely to give effect to any differences between Estimated Net Working Capital Adjustment and Net Working Capital Adjustment and Estimated Cash and Cash Equivalents and Cash and Cash Equivalents (in each case fully determined in accordance with this Section 2.4)), in each case, for all purposes hereunder (including the determination of the Actual Adjustment).
(iii)    Each of Buyer and the Seller shall, and shall cause each of their respective Subsidiaries (including, in the case of Buyer, the Group Companies) to, make their

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respective financial records and all supporting documents and work papers used in preparation or review of the Proposed Closing Date Calculations (provided that the Party (or its representatives) requesting work papers has executed and delivered any non-reliance, release or other agreements required by the accounting firm which has prepared such work papers) and personnel available to the other Party and its accountants and other representatives at reasonable times at any time during Buyer’s preparation of the Proposed Closing Date Calculations or the review by the Seller of the Proposed Closing Date Calculations, as applicable, as well as during the resolution of any audit pursuant to Section 2.4(b)(i) or of any Disputed Items.
(iv)    Buyer and the Seller agree that the procedures set forth in this Section 2.4 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any Disputed Items; provided that this provision shall not prohibit either Party from instituting litigation to enforce any final determination of the Net Working Capital and Cash and Cash Equivalents by the Accounting Firm pursuant to Section 2.4(b)(ii) in any court of competent jurisdiction in accordance with Section 10.16. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any final determination of the Net Working Capital and Cash and Cash Equivalents by the Accounting Firm proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by the written agreement of the Parties and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.4.
(c)    Adjustment to Estimated Purchase Price.
(i)    If the Actual Adjustment is a positive amount, (x) the Buyer shall pay to the Seller an amount equal to such positive amount, if any, by wire transfer or delivery of immediately available funds, in each case, within three Business Days after the date on which the Net Working Capital Adjustment and Cash and Cash Equivalents are determined pursuant to this Section 2.4 and (y) Buyer and the Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Funds from the Adjustment Escrow Account to the Seller.
(ii)    If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Net Working Capital Adjustment and Cash and Cash Equivalents are determined pursuant to this Section 2.4, the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Buyer an amount equal to the absolute value of such negative amount out of the Adjustment Escrow Account (and, if applicable, out of the Indemnity Escrow Account as provided for in clause (y) of the following proviso); provided, that (x) to the extent the absolute value of the Actual Adjustment is less than the Adjustment Escrow Funds (the amount by which the absolute value of the Actual Adjustment is less than the Adjustment Escrow Funds, net of any amounts that the Seller is required to pay the Accounting Firm pursuant to Section 2.4(b)(ii), is referred to as the “Adjustment Escrow Excess Amount”), the Parties shall deliver joint written instructions to the Escrow Agent instructing the

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Escrow Agent to release the Adjustment Escrow Excess Amount from the Adjustment Escrow Account to the Seller simultaneously with the payment of the Actual Adjustment to Buyer and (y) to the extent the absolute value of the Actual Adjustment is more than the Adjustment Escrow Funds (the amount by which the absolute value of the Actual Adjustment is more than the Adjustment Escrow Funds, net of any amounts that the Seller is required to pay the Accounting Firm pursuant to Section 2.4(b)(ii), is referred to as the “Adjustment Escrow Shortfall Amount”), the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Shortfall Amount from the Indemnity Escrow Account to Buyer simultaneously with the payment of the remainder of the Actual Adjustment to Buyer.
(iii)    The parties’ payment obligations under this Section 2.4 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Documents and any right or alleged right of indemnification hereunder or for any other reason or under any other agreement.
(d)    Determination of the Interim Loss Estimate Amount.
(i)    No later than five Business Days prior to the Closing, Buyer shall deliver to the Seller a statement setting forth, in reasonable detail, Buyer’s reasonable, good faith estimate of the Interim Loss Estimate Amount (such estimate, “Buyer’s Interim Loss Estimate Amount”).
(ii)    The Seller may, prior to the date that is three Business Days prior to the Closing Date, give to Buyer written notice of dispute (“Interim Loss Indemnity Dispute Notice”), which shall specify in reasonable detail any items or amounts in Buyer’s Interim Loss Estimate Amount as to which the Seller disagrees (the “Interim Loss Disputed Items”) and the basis for such disagreement. Prior to the date that is three Business Days prior to the Closing Date, the Seller may accept Buyer’s Interim Loss Estimate Amount by delivering written notice to that effect to Buyer, in which case Buyer’s estimate of the Interim Loss Estimate Amount (and corresponding Interim Loss Indemnity Escrow Amount, Interim Loss Indemnity Threshold and Indemnity Threshold calculated on the basis thereof) will become conclusive and binding solely for purposes of determining the Interim Loss Estimate Amount (and related calculations) when such notice is given, and is otherwise subject to the limitations set forth in Section 2.4(d)(iii) below. Unless the Seller delivers a Interim Loss Indemnity Dispute Notice to Buyer prior to the date that is three Business Days prior to the Closing Date, the Seller will be deemed to have accepted and agreed to Buyer’s estimate of the Interim Loss Estimate Amount (and corresponding Interim Loss Indemnity Escrow Amount, Interim Loss Indemnity Threshold and Indemnity Threshold calculated on the basis thereof) and such amounts shall become conclusive and binding on Buyer and the Seller. If the Seller gives an Interim Loss Indemnity Dispute Notice to Buyer on or prior to the date that is three Business Days prior to the Closing Date, Buyer and the Seller shall discuss in good faith in order to reach agreement on the Interim Loss Disputed Items set forth in the Interim Loss Indemnity Dispute Notice. The parties hereto acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to any discussions related to the Interim Loss Disputed Items between Buyer and the Seller during such period, including any subsequent disputes arising therefrom. If the Seller and Buyer do not agree upon a final resolution with respect to the Interim Loss Disputed Items set

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forth in the Interim Loss Indemnity Dispute Notice prior to the date that is two Business Days prior to the Closing Date, then the remaining Disputed Items shall be submitted immediately by Buyer and the Seller to an independent accounting firm of national reputation mutually acceptable to Buyer and the Seller (the “Interim Loss Accounting Firm”) and an independent counsel of national reputation mutually acceptable to Buyer and the Seller (the “Interim Loss Counsel”). The Interim Loss Accounting Firm and the Interim Loss Counsel shall be requested to render a written determination (which need not be a legal opinion) of the Interim Loss Estimate Amount (acting as experts and not as arbitrators) as promptly as practicable after referral of the matter to such Interim Loss Accounting Firm and Interim Loss Counsel (but in any event prior to the Closing), which determination must be in writing and will be based on the facts and information provided by Buyer and Seller at the time. The terms of appointment and engagement of the Interim Loss Accounting Firm and the Interim Loss Counsel shall be as agreed upon between the Seller and Buyer, and any associated engagement fees shall be borne 50% by the Seller and 50% by Buyer. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Interim Loss Accounting Firm and the Interim Loss Counsel shall be borne by the Party incurring such cost and expense. The determination of the Interim Loss Accounting Firm and the Interim Loss Counsel shall be conclusive and binding upon the Parties absent fraud or manifest error. The Interim Loss Estimate Amount shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(d)(ii), and, as so revised, such Interim Loss Estimate Amount shall be deemed to set forth the final Interim Loss Estimate Amount (and corresponding Interim Loss Indemnity Escrow Amount, Interim Loss Indemnity Threshold and Indemnity Threshold calculated on the basis thereof), in each case, for all purposes hereunder.
(iii)    None of (A) Buyer’s estimate of the Interim Loss Estimated Amount, (B) the Seller’s agreement (or deemed agreement) with Buyer’s estimate of the Interim Loss Estimated Amount, (C) any other agreement between the Buyer and the Seller with respect to the Interim Loss Estimated Amount pursuant to this Section 2.4(d) or (D) the determination of the Interim Loss Accounting Firm and the Interim Loss Counsel pursuant to Section 2.4(d), shall be determinative of, or deemed to be or construed as an admission by Buyer or the Seller with respect to, (x) the existence or amount of any Interim Loss, or (y) whether any Buyer Indemnified Party is entitled to indemnification pursuant to Article IX and/or the amount to which of any Buyer Indemnified Party may be entitled pursuant to Article IX.
(iv)    For the avoidance of doubt, nothing in this Section 2.4(d), including the dispute resolution provisions and the engagement of the Interim Loss Accounting Firm and the Interim Loss Counsel, shall toll or otherwise extend or change the Termination Date or the End Date.
Section 2.5    Withholding. Buyer and the Company shall be entitled to deduct and withhold any amounts they are required to deduct and withhold pursuant to any provision of the Code or other Law in connection with any payments required to be made by Buyer or the Company pursuant to the terms of this Agreement. Buyer shall provide prior written notifications to the Seller, as promptly as practicable following receipt of the Statement and prior to the Closing, of the approximate amounts that Buyer (or any other withholding agent) intends to withhold from

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the Estimated Purchase Price (determined on the assumption that Seller will deliver the certificate described in Section 6.2(b) on the Closing Date), and Buyer will reasonably consider all comments and suggestions that the Seller may have with respect to such written notification. To the extent that amounts are so withheld by Buyer or the Company, such withheld amounts (a) shall be timely remitted by Buyer or the Company to the applicable Governmental Entity in accordance with applicable Law and (b) shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to receive such payments pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Buyer as follows:
Section 3.1    Organization and Qualification of the Group Companies.
(a)    Each Group Company is a corporation, limited partnership or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company has the requisite corporate, limited partnership or other applicable power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted.
(b)    Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    The Company has made available to Buyer, prior to the date of this Agreement, true and complete copies of (x) all Governing Documents of the Seller and of each other Group Company, in each case as amended to the date of this Agreement and (y) the minutes from all board of director (or other applicable governing body) meetings of the Seller and the Company since September 1, 2007, other than (i) portions of minutes relating to the Transactions, the sale process generally that culminated with the Transactions or regarding any other Persons who engaged with the Company or its advisors regarding a transaction similar to the Transaction and (ii) portions of any minutes subject to attorney-client privilege. Since September 1, 2007 (or, in the case of any Group Company other than the Company, the date on which such Group Company became a Subsidiary of the Company, if later) none of the Seller, the Company nor any other Group Company has prepared any minutes from any shareholder meetings and since September 1, 2007 (or the date on which the applicable Group Company became a Subsidiary of the Company, if later) no Group Company (other than the Company) has prepared any minutes for any board of director (or other applicable governing body) meetings.

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Section 3.2    Capitalization of the Group Companies.
(a)    As of the date of this Agreement, the authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, 1,000 of which are issued and outstanding. Seller is the owner and holder of record of all of the issued and outstanding shares of Company Common Stock. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are free and clear of, and were not issued in violation of, any conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights or other similar rights or restrictions on transfer (other than restrictions under applicable federal, state and local securities Laws). As of the date of this Agreement, there are no outstanding (i) other equity securities of the Company, (ii) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”), (iii) securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any equity securities of the Company, Voting Company Debt or other equity or voting interests in the Company, or (iv) “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance rights or other rights issued by any Group Company that are linked in any way to the price or value of Company Common Stock or any shares of capital stock of any other Group Company or the value of the applicable Group Company or any part thereof. There are no agreements to which the Company or any other Group Company is a party, or to the Knowledge of the Company, among the holders of Company Common Stock or the holders of capital stock of any other Group Company, with respect to the voting of Company Common Stock or the capital stock of any other Group Company. Neither the Company nor any other Group Company is a party to, or otherwise subject to, any voting trust, proxy or other Contract with respect to the voting, repurchase, redemption, sale, transfer or other acquisition or disposition of any shares of capital stock or other equity interests of the Company or any other Group Company.
(b)    Except as set forth in Section 3.2 of the Disclosure Letter, no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. Section 3.2 of the Disclosure Letter sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns, directly or indirectly, any equity or equity-related securities. Except as set forth in Section 3.2 of the Disclosure Letter or as set forth in its Governing Documents, all outstanding equity securities of each Group Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized, validly issued, fully paid and nonassessable, and are free and clear of, and were not issued in violation of, any conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights or other similar rights or restrictions on transfer (other than restrictions under applicable federal, state and local securities Laws), and are owned, beneficially and of record, by another Group Company. Except as set forth in Section 3.2 of the Disclosure Letter, there are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote on any matters on which holders of such equity securities may vote (“Voting Subsidiary Debt”), or (iii) securities convertible

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into or exchangeable for, or any options, warrants or rights to acquire, any equity securities of any Subsidiary of the Company, Voting Subsidiary Debt or other equity or voting interests in any Subsidiary of the Company.
(c)    As of the date of this Agreement, no Group Company has any obligations with respect to any deferred acquisition purchase price (excluding any trade payables arising in the ordinary course of business).
Section 3.3    Authority. The Company has all corporate power and authority to execute and deliver this Agreement and each other agreement (including the Escrow Agreement), document, instrument and/or certificate contemplated by this Agreement in connection with the Transactions to which it is a party (the “Ancillary Documents”), in each case to the extent such agreement, document, instrument or certificate is to be executed or delivered by the Company, and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document that is to be executed by the Company and the consummation of the Transactions has been duly authorized by all requisite action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company will be a party will be) duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 3.4    Financial Statements.
(a)    Section 3.4(a) of the Disclosure Letter sets forth true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):
(i)    the audited consolidated balance sheet of the consolidated Group Companies as of December 31, 2010, December 31, 2011 and December 31, 2012 and the related audited consolidated statements of income, cash flows and stockholders’ equity for each fiscal year of the Company then ended; and
(ii)    the unaudited consolidated balance sheet of the consolidated Group Companies as of April 30, 2013 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the four-month period then ended.
Except as set forth in Section 3.4 of the Disclosure Letter, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal and recurring year-end adjustments, (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations and changes in cash flows, and with

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respect to the audited Financial Statements, stockholders’ equity, for the periods then ended (subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal and recurring year‑end adjustments) and (iii) have been derived from the books and records of the Group Companies.
(b)    The Group Companies maintain a system of internal accounting controls that are designed to provide reasonable assurance that (i) transactions are recorded as necessary to permit materially correct preparation of their consolidated financial statements and to maintain reasonably accurate accountability for their assets, (ii) the reporting of their assets is compared with existing assets at regular intervals and (iii) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof in a timely fashion. As of the date of this Agreement, except as set forth in Section 3.4(b) of the Disclosure Letter, since January 1, 2010, no auditor, officer or director or, to the Company’s Knowledge, accountant, has received or otherwise had or obtained knowledge of any material written, or to the Company’s Knowledge, oral, complaint, allegation, assertion or claim, or any material weakness or significant deficiency, regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company, or their respective internal accounting controls.
(c)    No Group Company has any liabilities, commitments or obligations (absolute, accrued, contingent, unasserted, known, unknown or otherwise) other than liabilities, commitments and obligations (v) disclosed in the Financial Statements, (w) arising after April 30, 2013 in the ordinary course of business consistent with past practice and similar in character to the liabilities, commitments and obligations set forth in the Latest Balance Sheet, (y) arising in connection with the Transactions or (z) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.5    Consents and Approvals; No Violations. Except as set forth in Section 3.5 of the Disclosure Letter, no notices to, filings with, or authorizations, consents or approvals of, any Governmental Entity are necessary for the execution, delivery or performance by the Seller or any Group Company of this Agreement or the Ancillary Documents to which the Seller or any of the Group Companies is a party or the consummation by the Seller and the Group Companies of the Transactions, except for (i) compliance with and filings under the HSR Act and other Competition Laws, (ii) those the failure of which to obtain or make have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the Transactions. Neither the execution, delivery or performance by the Seller and the Group Companies of this Agreement or the Ancillary Documents to which they are a party nor the consummation by the Seller and the Group Companies of the Transactions will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth in Section 3.5 of the Disclosure Letter, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, result in or give rise to any right of termination, cancellation, amendment or acceleration under, require notice to a third party under, require the payment of a penalty or increased fees under, or result in the loss of a benefit under, any Contract, Real Property Lease or permit, license, approval, certificate or other

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authorization of or from any Governmental Entity, (c) violate any order, writ, injunction, decree or Law of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Group Company, which in the case of any of clauses (b) through (d) above, have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.6    Material Contracts.
(a)    Section 3.6(a) of the Disclosure Letter sets forth a true and correct list as of the date of this Agreement of the following Contracts to which any of the Group Companies is a party or is otherwise bound:
(i)    any joint venture, partnership, limited liability company or other similar Contract and any Contract for or relating to any investment in any other Person (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise, but excluding extensions of trade credit in the ordinary course of business);
(ii)    any Contract for the employment of any officer, individual employee or other person on a full‑time, part-time, consulting or other basis providing annual base salary and guaranteed bonus in excess of $150,000;
(iii)    any Contract under which any Group Company is lessee of or holds or operates any tangible property (other than real property) owned by any other Person, except for any Contract under which the aggregate annual payments do not exceed $250,000;
(iv)    any Contract under which any Group Company is lessor of, or that permits any third party to hold or operate, any tangible property (other than real property) owned or controlled by any Group Company, except for any Contract under which the aggregate annual payments do not exceed $250,000;
(v)    except as set forth in Section 3.6(a)(v) of the Disclosure Letter, any Contracts with remaining obligations for capital expenditures calculated on a project basis, in each case, over $500,000;
(vi)    any credit agreement, indenture, note, bond or other similar Contract evidencing Funded Indebtedness, and any Contract with respect to any guarantee, security or collateral related to any of the foregoing, and any Contract with respect to interest rate, currency or other hedging arrangements;
(vii)    any Contract (A) prohibiting or restricting any Group Company from freely engaging in any line of business or services, or from competing with any Person, (B) providing for exclusivity provisions restricting any Group Company or (C) that contains “most favored nation” or similar provisions for the benefit of any Person other than a Group Company, except in the case of clause (C), any Contract which will not be binding on the Buyer or any of its Affiliates (other than any Group Company) from and after the Closing;

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(viii)    any Contract (A) with a Governmental Entity (excluding sale and purchase orders issued from state, local or foreign Governmental Entities) or (B) with any other Person where any Group Company is acting as a prime vendor or to the Company’s Knowledge is acting as a subcontractor to a Prime vendor (including by virtue of any mandatory flowdown provision) with respect to the provision such Group Company’s products to a Governmental Entity and, in the case of clause (B), with a contract value in excess of $1,000,000;
(ix)    any Contract entered into and not yet consummated relating to the acquisition or disposition by any of the Group Companies of (A) any operating business, capital stock or other equity interests of any other Person or (B) any assets in which the aggregate consideration for such assets is in excess of $500,000, excluding in the case of clause (B) the acquisition of raw materials, inventory and supplies and the disposition of inventory, each in the ordinary course of business consistent with past practice;
(x)    each Contract under which any Group Company has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise);
(xi)    any license, royalty or other Contract pursuant to which any Group Company grants or is granted a right to use any Group Company IP Rights (other than for (A) standard off-the-shelf software license agreements entered into in the ordinary course of business, (B) non-exclusive licenses granted to customers or distributors in the ordinary course of business and (C) other non-exclusive and de minimis licenses of Group Company IP Rights), whether as licensor or licensee;
(xii)    any Contract (other than any sale and purchase orders entered into in the ordinary course of business) with a customer, supplier, vendor or distributor to which any of the Group Companies is a party or is otherwise bound which requires, or the Seller or any Group Company reasonably expects to result in, payments by or to any Group Company of $1,000,000 or more in the Company’s fiscal year ending December 31, 2013 or the Company’s fiscal year ending December 31, 2014; and
(xiii)    other than any Contract specified in clauses (i) through (xii) above, any Contract (other than any sale and purchase orders entered into in the ordinary course of business) involving fixed, non-variable payments by or to any Group Company of $1,000,000 or more in any calendar year.
(b)    True and complete copies of each of the Contracts set forth in Section 3.6(a) of the Disclosure Letter, including all material amendments, modifications, supplements, exhibits, schedules and addenda thereto through the date of this Agreement, have been made available to Buyer prior to the date hereof. For purposes of this Agreement, “Material Contracts” means (x) each of the Contracts required to be set forth in Section 3.6(a) of the Disclosure Letter and (y) all sale and purchase orders that are expressly excluded from any subsection of Section 3.6(a).

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(c)    Except as set forth in Section 3.6(c) of the Disclosure Letter, each Material Contract is in full force and effect and is legal, valid and binding on the applicable Group Company party thereto and enforceable in accordance with its terms against such Group Company and, to the Company’s Knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth in Section 3.6(c) of the Disclosure Letter, (i) none of the Group Companies nor, to the Company’s Knowledge, any other party, is in material breach of, or default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a material breach or default by any of the Group Companies) any Material Contract, and (ii) no Group Company has received written notice of any breach or default or event that with notice or lapse of time, or both, would constitute a material breach or a default by any of the Group Companies under any Material Contract.
(d)    The Seller is not a party to any Contract that (x) relates to the conduct of the business of the Group Companies (other than any organizational, investment rights and other similar agreements incidental to the Seller being the holding company of the Company; provided that such Contracts will be terminated at the Closing) or (y) binds any Group Company or subjects any Group Company to any cost, liability or performance obligation, in each case, following the Closing.
Section 3.7    Absence of Changes.
(a)    Except as set forth in Section 3.7 of the Disclosure Letter, during the period beginning on January 1, 2013 and ending on the date of this Agreement, (i) there has not been any fact, event, change, condition, occurrence, effect or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the business of each Group Company has been conducted in all material respects in the ordinary course consistent with past practices.
(b)    Since January 1, 2013 through the date of this Agreement, no Group Company has taken any action which if taken after the date hereof would require Buyer’s consent pursuant to clauses (a)–(e)(A), (g)–(l), (m) or (o) of Section 6.1, or pursuant to clause (t) of Section 6.1 as it relates to the foregoing clauses.
Section 3.8    Litigation. Except as set forth in Section 3.8 of the Disclosure Letter, there is no suit, litigation, arbitration, claim, action, investigation, audit or proceeding (each, a “Proceeding”) pending or, to the Company’s Knowledge, threatened against any Group Company other than, in the case of any Proceeding that is first initiated or threatened following the date of this Agreement, as has not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies taken as a whole. Except as set forth in Section 3.8 of the Disclosure Letter, no Group Company is subject to any outstanding judgment, settlement agreement, order, writ, injunction, subpoena, court order or decree (including a consent decree) (each, a “Judgment”) that has had or would reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies taken as a whole. This Section 3.8 does not relate to environmental matters (which is the subject of Section 3.11), to intellectual property matters (which is the subject of Section 3.12) or to tax matters (which is the subject of Section 3.15).

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Section 3.9    Compliance with Applicable Law.
(a)    The Group Companies hold all material permits, licenses, approvals, registrations, certificates and other authorizations of and from all Governmental Entities (the “Governmental Authorizations”) necessary for the lawful conduct of their respective businesses as presently conducted. Each Governmental Authorization is valid and in full force and effect in all material respects. The Group Companies are in compliance in all material respects with each such Governmental Authorization. There is no suspension, cancellation, termination or modification of any such Governmental Authorization pending or, to the Company’s Knowledge, threatened. Except as set forth in Section 3.9 of the Disclosure Letter, no Governmental Authorization possessed by any Group Company will be terminated or materially impaired by the consummation of the Transactions.
(b)    Except as set forth in Section 3.9(b) of the Disclosure Letter, since January 1, 2010, (i) each Group Company has been, and currently is, in compliance with all applicable Laws and judgments, (ii) no Group Company has received any written notice, or to the Company’s Knowledge, oral notice, of or been charged with the violation of any applicable Law and (iii) to the Company’s Knowledge, no Group Company has been, or is, under any investigation with respect to any violation of any applicable Law, in each case except for such instances of noncompliance, charges or investigations that have not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies taken as a whole.
(c)    Since January 1, 2008, each Group Company is, and has been, in compliance in all material respects with all Laws governing the export, import and provision of goods (including technical data and technology) and services in the jurisdictions in which it operates, including but not limited to the Laws of the United States governing embargoes, sanctions and boycotts, the Arms Export Control Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq. ), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, the Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the Laws administered by United States Customs and Border Protection, and the Laws administered by the Bureau of Alcohol, Tobacco, Firearms, and Explosives of the U.S. Department of Justice (collectively, “Export, Import, and Economic Sanctions Laws”). Each Group Company has (i) obtained all material Governmental Authorizations, (ii) taken reasonable measures in each case to ensure that purchasers of goods (including technical data and technology) and services will not import, export, re-export or transfer such goods or services in violation any Export, Import and Economic Sanctions Laws, and (iii) prepared and filed customs entry declarations with the appropriate customs authorities in the United States and other countries, which customs entry declarations, individually and in the aggregate, are complete and accurate in all material respects. Section 3.9(c) of the Disclosure Letter includes a true and complete list, as of the date of this Agreement, of all requested Governmental Authorizations currently in effect related to the export, import or provision of goods (including technical data and technology) and services. No Proceeding, governmental request for information, or subpoena is currently pending or, to the Company’s

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Knowledge, threatened concerning or relating to violations of the Export, Import, and Economic Sanctions Laws by any Group Company. No Group Company has filed at any time since January 1, 2008, or as of the date of this Agreement intends to file, any disclosures (whether a voluntary self-disclosure to a Governmental Entity or a disclosure directed by a Governmental Entity) concerning or relating to violations of Export, Import, and Economic Sanctions Laws.
(d)    Since January 1, 2008, none of the Group Companies, any Affiliate of the Company acting on behalf of, or to benefit, any Group Company or any director, officer, employee, or to the Company’s Knowledge, distributor, agent, representative, sales intermediary or other third party acting on behalf of any Group Company: (i) has taken any action in violation of the FCPA, the UK Bribery Act or any other applicable anticorruption or anti-bribery Law or (ii) has corruptly offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly, to any “Public Official,” as defined in this Section 3.9, for purposes of (A) influencing any act or decision of any Public Official in his official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity in order to assist any Group Company in obtaining or retaining business. A true and complete list of each distributor to which any Group Company has made a sale in the 12 month period ended as of the date hereof has been made available to Buyer prior to the date hereof.
(e)    For the purposes of this Section 3.9, “Public Official” means: (i) any officer, employee or representative of any Governmental Entity; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Entity; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any Person acting in an official capacity for any Governmental Entity, enterprise or organization identified above; and (v) any political party, party official or candidate for political office.
(f)    Except as set forth in Section 3.9(f) of the Disclosure Letter, none of the Group Companies, any Affiliate of the Company acting on behalf of, or to benefit, any Group Company or any director, officer, employee, or to the Company’s Knowledge, distributor, agent, representative, sales intermediary or other third party acting on behalf of any Group Company (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the OFAC; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country with which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended; or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to financial fraud (including money laundering); or (iv) appears on any applicable foreign debarred party list. Except as set forth in Section 3.9(f) of the Disclosure Letter, none of the Company, any Affiliate of the Company acting

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on behalf of, or to benefit, any Group Company or any director or officer, or to the Company’s Knowledge, employee, distributor, agent, representative, sales intermediary or other third party acting on behalf of the Company or any of its Affiliates (x) is under investigation by any Governmental Entity for financial fraud (including money laundering); or (y) appears on any applicable restricted party list.
(g)    This Section 3.9 does not relate to environmental matters (which is the subject of Section 3.11), to labor matters (which is the subject of Section 3.13), to intellectual property matters (which is the subject of Section 3.12) or to tax matters (which is the subject of Section 3.15).
Section 3.10     Employee Plans.
(a)    Section 3.10(a) of the Disclosure Letter lists all material Employee Benefit Plans of the type referenced in clause (i) of the definition thereof.
(b)    Except as set forth on Section 3.10(b) of the Disclosure Letter, none of the Group Companies has, within the preceding six years, sponsored, maintained, contributed to or been required to maintain or contribute to, nor does it have any actual or contingent liability (including in respect of any Commonly Controlled Entity) under, any Multiemployer Plan or a plan that is subject to Section 302 or Title IV of ERISA, and no Employee Benefit Plan provides, nor has a Group Company entered into any agreement to provide, post-employment or retiree health or life insurance benefits to Company Personnel other than health continuation coverage pursuant to COBRA or applicable Law.
(c)    All Employee Benefit Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained (in all material respects) in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, comply in all material respects with all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.
(d)    Except as set forth on Section 3.10(d) of the Disclosure Letter, each Employee Benefit Plan (and any related trust or other funding vehicle) has been operated and administered in all material respects in accordance with its terms and complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws, including with respect to the making of contributions and payment of premiums in respect of each Employee Benefit Plan. There are no outstanding or, to the Company’s Knowledge, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to result in revocation of such determination or opinion letter.

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(e)    No Group Company or any Commonly Controlled Entity, Employee Benefit Plan, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any such Group Company to a material Tax or penalty imposed by ERISA or the Code.
(f)    With respect to each Employee Benefit Plan of the type referenced in clause (i) of the definition thereof, the Company has made available to Buyer copies, to the extent applicable, of (i) the Employee Benefit Plan, including any amendment thereto, and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (iv) the most recent Internal Revenue Service determination letter.
(g)    The consummation of the Transactions alone, or in combination with any other event (including any termination of employment on or following the Closing), will not give rise to any material liability under any Employee Benefit Plan, or accelerate the time of payment or vesting, or increase or require the funding, of any amount of compensation or benefits due to any employee, director or other individual service provider of any of the Group Companies under any Employee Benefit Plan. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions, by any Company Personnel under any Employee Benefit Plan would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. No Company Personnel is entitled to receive any gross-up or additional payment by reason of any tax being imposed on such person, including any tax required by Section 409A or 4999 of the Code.
Section 3.11    Environmental Matters.
(a)    Except as set forth in Section 3.11 of the Disclosure Letter:
(i)    the Group Companies are and for the past four years prior to the date of this Agreement have been in compliance with all Environmental Laws, except for any failures to so comply as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(ii)    without limiting the generality of the foregoing, the Group Companies hold and are and for the past four years prior to the date of this Agreement have been in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws, except for any failures to so hold or comply as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(iii)    for the past four years prior to the date of this Agreement, no Group Company has received any unresolved written notice of any violation of, or liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws, in each of the foregoing cases except for any such notice the subject matter of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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(iv)    no Group Company is subject or a party to any outstanding order, writ, injunction, decree or Proceeding pursuant to Environmental Laws and, to the Company’s Knowledge, no such orders, writs, injunctions, decrees or Proceedings have been threatened against any Group Company, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(v)    with respect to its business, no Group Company has treated, stored, disposed of, transported, handled, or released any hazardous substance or hazardous waste in violation of any Environmental Laws, except for any such violation which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(vi)    there has been no Release of, or exposure to, any Hazardous Material, that would reasonably be expected to form the basis of any claim against or liability of any Group Company under Environmental Law, except for any such claim or liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and
(vii)    no Group Company has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Litigation relating to Environmental Law against any Group Company, except for any such Litigation which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.12    Intellectual Property. Each of the Group Companies owns, licenses or otherwise has the right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights used in and material to the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”). The foregoing shall not be deemed to be a non-infringement representation or warranty and the sole representation and warranty related to non-infringement matters is set forth below in this Section 3.12. Section 3.12 of the Disclosure Letter sets forth a complete list of all (i) registrations of Intellectual Property Rights owned by a Group Company and (ii) applications for the registration of Intellectual Property Rights owned by a Group Company (collectively, “Registered Group Company IP Rights”). The issued patents, registered trademarks and registered copyrights included in the Group Company IP Rights set forth on Section 3.12 of the Disclosure Letter owned, or exclusively licensed, by a Group Company are valid, subsisting and enforceable; provided that, with respect to (x) issued patents and (y) exclusively licensed Group Company IP Rights, the foregoing shall be qualified by the Company’s Knowledge. Each Group Company maintains know-how, trade secrets and other confidential and proprietary information owned by such Group Company, or with respect to which such Group Company has a contractual obligation to maintain as confidential, in confidence in accordance with protection procedures that are reasonable and customarily used in the industry in which such Group Company operates. To the Company’s Knowledge, since January 1, 2010, there have been no material security breaches in any of the Group Companies’ information technology systems. Except as set forth on Section 3.12 of the Disclosure Letter and other than office actions or other pre-issuance or pre-registration Proceedings before the United States Patent and Trademark Office or United States Copyright Office in the ordinary course of business, (A) there are no

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Proceedings currently pending against any Group Company (or in the past that resulted in Judgments adversely entered against any Group Company, other than Judgments entered before January 1, 2010 that have been fully satisfied) that have been brought by a third party against any Group Company in which such third party (x) contested the validity, use or ownership of any Group Company IP Right owned or exclusively licensed by such Group Company, or (y) alleged that any Group Company is infringing the Intellectual Property Rights of any other Person (and, to the Company’s Knowledge, no such Proceeding has been threatened in writing against any Group Company on or after January 1, 2010 with respect to any Group Company IP Right owned by a Group Company (other than trademark cease and desist letters and other similar types of ordinary course enforcement matters with respect to trademarks and service marks)), and (B) there are no Proceedings currently pending (or in the past that resulted in Judgments adversely entered against any Group Company in connection therewith, other than Judgments entered before January 1, 2010 that have been fully satisfied) that have been brought by any Group Company against any other Person in which such Group Company is alleging infringement of any Group IP Rights (and, to the Company’s Knowledge, no such Proceeding has been threatened in writing by the Company against any other Person on or after January 1, 2010 with respect to any Group Company IP Right owned by a Group Company (other than trademark cease and desist letters and other similar types of ordinary course enforcement matters with respect to trademarks and service marks)). The conduct of the business of the Group Companies since January 1, 2010, as currently conducted (including the introduction of products planned as of the date of this Agreement to be launched on or prior to December 31, 2013) does not infringe any Intellectual Property Rights of any Person. To the Company’s Knowledge, no Person is in any material respect currently infringing any Group Company IP Rights owned, or exclusively licensed, by any Group Company. No Group Company is a party to any Material Contract which would trigger, upon the execution, delivery or performance of this Agreement or the consummation of any of the Transactions (i) a right of any other Person to acquire or otherwise have transferred to it any trademark or service mark included in the Group Company IP Rights or to terminate such Contract or (ii) any modification (including any modification that becomes effective under the terms of such Contract automatically upon the occurrence of such trigger) to the terms of such Contract that impairs any rights of such Group Company under, any license to use any trademark or service mark included in the Group Company IP Rights except for any such termination or impairment that would not be material to the Group Companies.
Section 3.13    Labor Matters. Except as set forth on Section 3.13(a) of the Disclosure Letter, (i) no Group Company is party to any collective bargaining agreement or any other Contract with any labor union, organization or works council and no employees of any Group Company are represented by any labor union, organization or works council with respect to their employment with such Group Company, (ii) there is not, and since January 1, 2010 there has not been, any strike, walkout, work stoppage, lockout or other material labor dispute pending or, to the Company’s Knowledge, threatened against any Group Company, and (iii) to the Company’s Knowledge, as of the date of this Agreement no union organization campaign is in progress with respect to any employees of any Group Company. The Company has not implemented any location closing or employee layoffs during the one-year period prior to the date hereof in violation of the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign plant closing or mass layoff statute, rule or regulation. Each Group Company is in

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compliance in all material respects with all applicable Laws relating to employment and employment practices, including all Laws respecting workers’ compensation, terms and conditions of employment, affirmative action, equal pay, worker safety, wages and hours, civil rights, leaves of absence, discrimination, immigration, collective bargaining and any other statutory or other obligations owed to employees under applicable Law. To the Company’s Knowledge as of the date of this Agreement, no officer of any Group Company with an annual salary in excess of $150,000 has provided the applicable Group Company with notice of an intention to terminate his or her employment. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and the Group Companies have not been reassessed in any material respect under such legislation at any time since January 1, 2010 and, to the Company’s Knowledge, no audit of the Group Companies is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no outstanding or, to the Company’s Knowledge, potential claims which may materially adversely affect the Group Companies’ accident cost experience. There are no charges pending under applicable occupational health and safety legislation.
Section 3.14    Insurance. Section 3.14 of the Disclosure Letter contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement. The Seller does not own or hold any insurance policies relating to the properties, assets or businesses of any of the Group Companies, and has not owned or held such policies at any time. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no written notice of cancellation or termination has been received by any Group Company with respect to any such policy. Each claim with respect to any matter that would reasonably be expected to be insurable under one or more of the policies set forth in Section 3.14 of the Disclosure Letter has been timely reported to the appropriate insurer in accordance with the terms of the relevant insurance policy, other than any such matter which, if adversely determined, has not had any or would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies taken as a whole. Except as set forth in Section 3.14 of the Disclosure Letter, no Group Company has made any claim under any such policy from January 1, 2010 to the date of this Agreement with respect to which an insurer has, in a written notice to a Group Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage.
Section 3.15    Tax Matters. Except as set forth in Section 3.15 of the Disclosure Letter:
(a)    each Group Company has prepared and duly filed (or has had so prepared and filed on its behalf) with the appropriate domestic federal, state, local and foreign taxing authorities all material tax returns, information returns, statements, forms, filings and reports (each a “Tax Return”) required to be filed with respect to such Group Company; all such Tax Returns are true, complete and accurate in all material respects; and each Group Company has timely paid (or has had paid on its behalf) all material Taxes required to be paid by it (whether or not shown as due on such Tax Returns), including Taxes which such Group Company is obligated to withhold;

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(b)    the Financial Statements reflect an adequate reserve for all Taxes payable by each Group Company for all taxable periods (and portions thereof) through the date of such Financial Statements;
(c)    no Group Company is currently the subject of a Tax audit, examination or Proceeding (collectively, “Tax Proceedings”);
(d)    no Group Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect);
(e)    there are no material Liens for Taxes (other than Permitted Liens) on the assets of any Group Company;
(f)    the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
(g)    no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes which has not since been satisfied by payment or been withdrawn;
(h)    no Group Company (i) has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than any such Tax Return of which the Company is the common parent), (ii) has any Liability for Taxes of another Person under Section 1.1502‑6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) or (iii) is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation or sharing agreement (other than (1) any such customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business or (2) property Taxes payable with respect to properties leased);
(i)    no Group Company is a party to or has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations;
(j)    in the last three years, no Group Company has distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was intended to be governed by Section 355 of the Code;
(k)    no Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax Law), (iii) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or any open transaction, or (iv) income deferred under Section 108(i) of the Code in a taxable period beginning prior to the Closing Date;

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(l)    all related party transactions involving the Group Companies are at arm’s length in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax Law. None of the Group Companies is party to any cost-sharing agreement or similar arrangement that is not in material compliance with Treasury Regulation Section 1.482-7T and any comparable provision of any Tax Law. All intercompany payments to which the Group Companies are a party have been calculated in accordance with Treasury Regulation Section 1.482-7T (or Treasury Regulation Section 1.482-7, as applicable) and any comparable provision of any Tax Law; and
(m)    each Group Company has declared value and duly paid all Taxes owed to the appropriate customs authorities in the United States and in other countries, in accordance with applicable Laws; but in the event that there is or has been a failure to declare value and pay such Taxes, such failure(s), individually and/or in the aggregate, have had, and shall have, only a de minimis impact on the relevant Group Company.
Section 3.16    Brokers. No broker, finder, financial advisor or investment banker, other than Morgan Stanley & Co. LLC and Robert W. Baird & Co. Incorporated (in each case, whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Seller or any Group Company. The Company has delivered to Buyer, prior to the date of this Agreement, true and complete copies of the Contracts related to the engagement of each of Morgan Stanley & Co. LLC and Robert W. Baird & Co. in connection with the Transactions, with only the fee amounts and provisions for the calculation of such fees redacted.
Section 3.17    Real and Personal Property.
(a)    Leased Real Property.
(i)    Section 3.17(a) of the Disclosure Letter sets forth a list of all leases, subleases or licenses for use, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto (each a “Real Property Lease”), of real property (such real property, the “Leased Real Property”) pursuant to which any Group Company is a tenant as of the date of this Agreement, except for any lease or agreement pursuant to which any Group Company holds Leased Real Property for which the aggregate annual rental payments do not exceed $100,000. A true and correct copy of each Real Property Lease has been made available to Buyer prior to the date of this Agreement. Except as set forth in Section 3.17(a) of the Disclosure Letter, each Real Property Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth in Section 3.17(a) of the Disclosure Letter, each of the Group Companies, and, to the Company’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Real Property Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit

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the termination or modification of such agreement or the modification or acceleration of rent under such agreement. Except as disclosed in Section 3.17(a) of the Disclosure Letter, there are no written or oral subleases, concessions or other Contracts granting to any Person other than a Group Company the right to use or occupy any Leased Real Property.
(ii)    All buildings, structures, fixtures, building systems and equipment included in the Leased Real Property (the “Improvements”) are in reasonably good condition and repair in all material respects (ordinary wear and tear excepted) and sufficient for the operation of the business of the Group Companies in all material respects. To the Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Group Companies.
(b)    Owned Real Property. No Group Company owns any real property.
(c)    Personal Property. Except as disclosed in Section 3.17(c) of the Disclosure Letter, the Group Companies collectively have good, valid and marketable title to, or in the case of property held under a lease, a good, valid and enforceable leasehold in, all material machinery, equipment and other personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) necessary for the conduct of their businesses as currently conducted, free and clear of all Liens except for Liens identified in Section 3.17(c) of the Disclosure Letter and Permitted Liens. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Group Companies are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable in all material respects for the purposes currently used.
Section 3.18    Transactions with Affiliates. Section 3.18 of the Disclosure Letter sets forth all Affiliate Contracts (other than the management or any other similar agreement between the equity owners (or any Affiliate of any such Person) of Seller and the Company that will be terminated on or prior to the Closing without any further obligations on the part of any Group Company thereunder). Except as disclosed in Section 3.18 of the Disclosure Letter, (i) none of the Group Companies, their respective Affiliates or any of their respective directors or executive officers or, to the Company’s Knowledge, any relative of any of the foregoing, possesses, directly or indirectly, any financial interest in, or is a director or executive officer of, any Person (other than any Group Company) which is a material client, supplier, customer, lessor, lessee or competitor of any Group Company and (ii) no Affiliate of any Group Company (other than the Company or any wholly owned Subsidiary), director or executive officer of a Group Company or, to the Company’s Knowledge, any relative of any of the foregoing, owns any property right, tangible or intangible, which is used by a Group Company in the conduct of its business. Ownership of five percent or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, shall not in and of itself be deemed to be a financial interest for purposes of this Section 3.18.
Section 3.19    Customers. Section 3.19 of the Disclosure Letter sets forth a list of the 10 most significant customers of the Group Companies, taken as a whole (the “Key Customers”), based on dollar sales volumes during the 12-month period ended June 30, 2013. Since June 30,

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2013 to the date hereof, none of the Group Companies has received any written notice, or to the Company’s Knowledge any verbal notice, that any Key Customer has ceased or materially reduced, or is contemplating ceasing or materially reducing, the use or distribution of the products, goods or services of the Group Companies.
Section 3.20    Suppliers. Section 3.20 of the Disclosure Letter sets forth a list of the 10 most significant suppliers (the “Key Suppliers”) of the Group Companies, taken as a whole, based on amounts paid during the 12-month period ended June 30, 2013. Since June 30, 2013 to the date hereof, none of the Group Companies has received any written notice, or to the Company’s Knowledge any verbal notice, that any Key Supplier has ceased or materially reduced, or is contemplating ceasing or materially reducing, the supply of raw materials, supplies, merchandise or other goods or services to the Group Companies.
Section 3.21    Products. The products licensed, sold, leased and delivered, and all services provided, by each Group Company conform in all material respects with all applicable Laws (including with respect to the manufacture and sale of such products and with respect to the chemical content of such products and the registration of such chemicals), any certifications and representations provided to any person and Contract commitments and all express and implied warranties related thereto, as well the published product specifications of each Group Company and relevant customer. The Group Companies do not have liabilities for replacement or repair thereof or other damages in connection therewith, individually or in the aggregate, in excess of $1,000,000 of the amount reserved against and reflected on the Latest Balance Sheet. Except as set forth in Section 3.21 of the Disclosure Letter, there is no hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product produced, licensed, distributed, leased or sold by or on behalf of any Group Company.
Section 3.22    Inventory. The inventories of the Group Companies shown on the Latest Balance Sheet consist of items usable and of a quantity and quality salable in the ordinary course of business (other than with respect to any slow-moving, obsolete, or unusable inventories that are adequately reserved against and reflected as such on the Latest Balance Sheet and the related unaudited consolidated statements of income and cash flows). For the avoidance of doubt, (x) any changes in market demand following the date of the Latest Balance Sheet and (y) any promotion, discount, rebate, sale or similar pricing programs following the date of the Latest Balance Sheet which were implemented in the ordinary course of business consistent with historical levels (including with respect to magnitude, timing and volume) shall not cause this representation and warranty to be untrue.
Section 3.23    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY CONTAINED IN ARTICLE III OF THIS AGREEMENT, THE GROUP COMPANIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY

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PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE BUYER SHALL ACQUIRE THE GROUP COMPANIES IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Buyer as follows:
Section 4.1    Organization and Qualification. The Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. The Seller has all requisite limited partnership power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. The Seller is duly qualified or licensed to transact business, and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except for in jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 4.2    Authority. The Seller has all limited partnership power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which the Seller is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which the Seller is a party and the consummation of the Transactions have been duly authorized by all requisite limited partnership or other applicable action on the part of the Seller. This Agreement has been (and the Ancillary Documents to which the Seller is a party will be) duly executed and delivered by the Seller and constitute a valid, legal and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 4.3    Consents and Approvals; No Violations. Except as set forth in Section 4.3 of the Disclosure Letter, no notices to, filings with, or authorizations, consents or approvals of, any Governmental Entity are necessary for the execution, delivery or performance by the Seller of this Agreement or the Ancillary Documents to which the Seller is a party or the consummation by the Seller of the Transactions, except for (i) compliance with and filings under

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the HSR Act and other Competition Laws, (ii) those the failure of which to obtain or make have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the Transactions. Neither the execution, delivery or performance by the Seller of this Agreement or the Ancillary Documents to which the Seller is a party nor the consummation by the Seller of the Transactions will (a) conflict with or result in any breach of any provision of the Seller’s Governing Documents, (b) except as set forth in Section 4.3 of the Disclosure Letter, conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, amendment or acceleration under, require notice to a third party under, require the payment of a penalty or increased fees under or result in the loss of a benefit under, any of the terms, conditions or provisions of any Contract or permit, license, approval, certificate or other authorization of or from any Governmental Entity, in each case to which the Seller is a party or (c) violate any order, writ, injunction, decree or Law of any Governmental Entity having jurisdiction over the Seller, which in the case of any of clauses (b) through (c) above, have had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 4.4    Title to Stock. The Seller owns of record and beneficially all of the outstanding shares of Company Common Stock and the Seller has good and marketable title to such Company Common Stock. The Seller’s shares of Company Common Stock have not been pledged or assigned to any Person and are held free and clear of all Liens. The Seller has the power and authority to sell, transfer, assign and deliver such shares of Company Common Stock as provided in this Agreement and such delivery will convey to Buyer good, valid and marketable title to such Company Common Stock free and clear of all Liens. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Seller is a party or is bound with respect to the voting, repurchase, redemption, sale, transfer or other acquisition or disposition of the Company Common Stock owned by Seller.
Section 4.5    Litigation. There is no Proceeding pending or, to the Seller’s knowledge, threatened against the Seller which, if determined adversely has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. The Seller is not subject to any outstanding judgment, order, writ, injunction or decree that has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
Section 4.6    Assets and Operations of Seller. The Company Common Stock and rights under the directors’ and officers’ liability insurance policies of the Group Companies constitute the sole assets of the Seller, and the Seller has no ownership or other rights in any assets or properties used in or necessary to carry on the conduct of the business of the Group Companies as presently conducted or as currently proposed to be conducted. The Seller does not conduct any business or operations, and does not engage in any other activities, other than those that are incidental to its ownership of the Company Common Stock. Except for the Company Common Stock, the Seller does not own and has never owned, directly or indirectly, any capital stock of or other equity or voting interests in any Person.

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Section 4.7    Voting Requirements. Except as set forth in Section 4.7 of the Disclosure Letter, which approval has been obtained prior to the date of this Agreement, no vote of holders of any membership interests of the Seller is necessary in connection with the execution, delivery and performance of this Agreement or the Ancillary Documents or the consummation of the Transactions.
Section 4.8    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS ARTICLE IV ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. THE SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIONS OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Seller and the Company as follows:
Section 5.1    Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all requisite corporate power and authority and to own, lease and operate its material properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 5.2    Authority. Buyer has all corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which Buyer is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of Buyer. No vote of Buyer’s equityholders is required to approve this Agreement or for Buyer to consummate the Transactions. This Agreement has been (and the Ancillary Documents to which Buyer is a party will be) duly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer (assuming this Agreement has been and the Ancillary Documents to which Buyer is a party will be duly authorized, executed and delivered by the other parties thereto), enforceable against the Buyer in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
Section 5.3    Consents and Approvals; No Violations. No notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution,

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delivery or performance by Buyer of this Agreement or the Ancillary Documents to which Buyer is a party or the consummation by Buyer of the Transactions, except for (i) compliance with and filings under the HSR Act and other Competition Laws, (ii) those the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (iii) those set forth in Section 5.3 of the Disclosure Letter. Neither the execution, delivery or performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party nor the consummation by Buyer of the Transactions will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) except as set forth in Section 5.3 of the Disclosure Letter, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, result in or give rise to any right of termination, cancellation, amendment or acceleration under, require notice to a third party under, require the payment of a penalty or increased fees under, or result in the loss of a benefit under, any Contract to which Buyer is a party, or (c) violate any order, writ, injunction, decree or Law of any Governmental Entity having jurisdiction over Buyer except, in the case of clauses (b) and (c) above, for violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 5.4    Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by and on behalf of Buyer or any of its Affiliates for which the Seller or any Group Company may become liable.
Section 5.5    Financing. Buyer has provided the Seller a true, complete and correct copy of an executed commitment letter and corresponding customarily redacted fee letter (none of which redacted terms would reasonably be expected to adversely affect the amount or availability of the Debt Financing) from the financial institutions identified therein (as may be amended or replaced from time to time to the extent permitted by Section 6.11, the “Debt Financing Commitment”), to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purpose of funding the Transactions (being collectively referred to as the “Debt Financing”). The Debt Financing Commitment is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. As of the date hereof, the Debt Financing Commitment is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default on the part of Buyer or, to the knowledge of Buyer, any of the other parties to the Debt Financing Commitment, or a failure of the conditions to the Debt Financing. Subject to the satisfaction of the conditions contained in Section 7.1 and 7.2 hereof and the commencement and completion of the Marketing Period, as of the date hereof, Buyer has no reason to believe that any of the conditions in the Debt Financing Commitment will not be satisfied, or that the Debt Financing will not be made available on a timely basis in order to consummate the Transactions. As of the date hereof, no Lender has notified Buyer of its intention to terminate any of the Debt Financing Commitment or not to provide the Debt Financing. The net proceeds from

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the Debt Financing, together with cash on hand, will be sufficient to consummate the Transactions, including the payment of any fees and expenses of or payable by Buyer, or the Company, and any related repayment or refinancing of any Funded Indebtedness of the Group Companies, and any other amounts required to be paid in connection with the consummation of the Transactions. Assuming the availability of the Debt Financing, Buyer will have cash on the Closing Date sufficient for the satisfaction of Buyer’s obligations under this Agreement specifically referenced in the immediately preceding sentence. Buyer has paid in full any and all commitment or other fees required by the Debt Financing Commitment that are due as of the date hereof, and will pay, after the date hereof, all such fees as they become due. The Debt Financing Commitment is not subject to any conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to Buyer other than as set forth therein (including the payment of customary fees). There are no side letters or other Contracts (except for any customary engagement letter, a true and complete copy of which has been provided to the Company, with only the fee amounts and certain other terms (none of which would reduce the aggregate principal amount or affect the conditionality of the Debt Financing) redacted) relating to the Debt Financing to which Buyer or any of its Subsidiaries is a party other than as expressly set forth in the Debt Financing Commitment. For the avoidance of doubt, it is not a condition to Closing under this Agreement for Buyer to obtain the Debt Financing or any alternative financing.
Section 5.6    Solvency. Assuming that the representations and warranties in Articles III and IV are true and correct and that the Seller and the Company have each complied with their respective obligations under this Agreement, at and immediately after the Closing, and after giving effect to the Transactions (including any financings being entered into in connection therewith), each of the Buyer and its subsidiaries on a consolidated basis will (a) be solvent (either because its financial condition is such that the sum of its debts is less than the fair value of its assets or because the “fair salable value” of its assets is greater than the value of “all of its liabilities, including contingent and other liabilities”, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of insolvency of debtors), (b) have adequate capital with which to engage in its business and all businesses in which it is about to engage or (c) be able to pay their debts and obligations as they become due.
Section 5.7    Securities Matters. Buyer acknowledges and agrees that the Shares are being acquired by the Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Shares or any interest in them. The Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Shares, and the Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. The Buyer acknowledges that the Shares have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.
Section 5.8    Acknowledgment and Representations by Buyer. Buyer acknowledges and agrees that it has conducted its own independent review and analysis of and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies. In entering into this Agreement, Buyer has relied

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upon its own investigation and analysis and the representations and warranties of the Company and the Seller expressly set forth in this Agreement, and Buyer acknowledges that, other than as expressly set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) with respect to any of the Group Companies or their respective businesses, (y) as to the accuracy or completeness of the Confidential Information Memorandum dated April 2013, any “teaser” or “management presentation” provided to Buyer and documents and materials made available in the “data room” or (z) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Buyer or any of its agents, representatives, lenders or Affiliates.
Section 5.9    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.
THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS ARTICLE V ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. BUYER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLER, THE COMPANY OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIONS OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).
ARTICLE VI

COVENANTS
Section 6.1    Conduct of Business of the Company. Except (i) as contemplated by this Agreement, (ii) to the extent required by any applicable Law or Material Contract set forth in the Disclosure Letter, (iii) as set forth in Section 6.1 of the Disclosure Letter or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned in connection with any consent requested in connection with subclauses (e)(B), (f)(B) or (D), (k), (l), (n), (o), (p), (r) or (s) (to the extent applicable to the foregoing subclauses)), from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, (A) the Company shall and shall cause each other Group Company to, (x) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), and (y) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with Persons with whom any Group Company has material business relations and (B) the Company shall not and shall cause each other Group Company not to:

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(a)    (A) in the case of the Company, declare, set aside or pay any dividends on or make any other distributions in respect of any of its capital stock; provided that the Company may declare and/or distribute or dividend cash to the Seller at any time prior to the Closing so long as the Company and the other Group Companies have sufficient capital to operate their businesses in the ordinary course up to the Closing; (B) in the case of any Subsidiary of the Company organized outside of the United States, declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock or other equity interests to any Group Company organized in the United States; (C) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (D) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
(b)    modify or amend any Governing Document of any Group Company;
(c)    issue, deliver, sell, pledge, encumber or grant (A) any shares of its capital stock, (B) any Voting Company Debt, Voting Subsidiary Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, Voting Subsidiary Debt, voting securities or convertible or exchangeable securities, or conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, “tag along” or “drag along” rights, commitments, agreements, Contracts, arrangements or undertakings in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of such capital stock of, or other equity or voting interests in any Group Company or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other rights that are linked in any way to the price or value of the Company Common Stock or any shares of capital stock of any other Group Company or the value of the Company or any other Group Company or any part thereof;
(d)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any Group Company;
(e)    except as set forth in Section 6.1(e) of the Disclosure Letter, acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person, corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (B) any assets (other than assets acquired pursuant to the foregoing clause (A)) that are material, individually or in the aggregate, to the Group Companies, except in the case of this clause (B) for purchases (including raw materials, inventory and supplies) in the ordinary course of business consistent with past practice;
(f)    (A) enter into any Material Contract of the type in Section 3.6(a)(i), (ii), (vi) (other than in respect of Funded Indebtedness incurred as permitted under Section 6.1(a)(l)), (vii), (viii), (ix), (x) or (xi), (B) enter into any other Material Contract, other than in the ordinary course of business consistent with past practice, (C) enter into any Contract of the type described in Section 3.13(i) or (D) materially amend or modify, renew, terminate or grant any release or relinquishment of any right under any Material Contract in a manner that would adversely effect any Group Company

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in any material respect, other than any renewal or extension of any Material Contract (or any Contract that would have been a Material Contract if entered into prior to the date hereof) in the ordinary course of business consistent with past practice;
(g)    except to the extent required to comply with applicable Law or the terms of any Material Contract set forth in Section 3.6(a)(ii) of the Disclosure Letter or any Employee Benefit Plan, (A) grant or announce any equity awards or the material increase in the salaries, bonuses, severance or termination pay or other compensation and benefits to any director, officer or employee of any of the Group Companies (other than any success, change of control or similar bonuses payable to any officer or employee that is treated as a Seller Expense and is made pursuant to a written agreement, subject to the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned)); (B) enter into any severance or termination agreement with any officer or employee of any Group Company (including any officer or employee who is also a director of any Group Company) (i) pursuant to which the aggregate severance benefits per individual exceed $100,000 or (ii) which is not in writing; (C) take any action to accelerate any rights or benefits, or make any material determinations outside of the ordinary course of business consistent with past practice, under any Employee Benefit Plan; (D) hire any new employees or terminate the employment of any employee of the Group Companies, unless such hiring or firing is in the ordinary course of business consistent with past practice; or (E) (i) establish, adopt, enter into, amend, increase benefits under, or terminate any Employee Benefit Plan or collective bargaining agreement (or other similar agreement with a works council or other labor organization); provided that this clause (E)(i) shall not prohibit any Group Company from establishing, adopting, entering into or terminating any Employee Benefit Plan of the type referenced in clause (ii) of the definition thereof in connection with actions permitted by the foregoing clause (D) so long as the terms thereof are in the ordinary course of business consistent with past practice or (ii) establish, adopt, enter into, amend or increase benefits under any unwritten Employee Benefit Plan;
(h)    change its accounting principles, methods, policies or procedures except to the extent required to conform with GAAP or applicable Law;
(i)    change its fiscal year;
(j)    make or change any material Tax election, make any material change in any method of Tax accounting or any Tax accounting period, file any amended Tax Return, waive or extend the statute of limitations or settle or compromise any material Tax liability or refund;
(k)    sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than Permitted Liens) any properties or assets (including with respect to Intellectual Property Rights) that are material, individually or in the aggregate, to the Group Companies, taken as a whole, except for (i) sales of inventory, personal property and excess or obsolete assets in the ordinary course of business consistent with past practice, (ii) non-exclusive licenses of Group Company IP Rights to customers or distributors in the ordinary course of business consistent with past practice and (iii) abandonments of Group Company IP Rights in the ordinary course of business consistent with past practice; provided that prior to abandoning any Group Company IP Rights (other than Group Company IP Rights not used in connection with the marketing or sale of products of any Group Company at the time of such abandonment), the Company shall consult with the Buyer;

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(l)    (i) incur, replace, renew, amend, extend or refinance any Funded Indebtedness that is not prepayable in full at or prior to Closing (other than (A) inter-company borrowings between or among any Group Company or (B) other borrowings not in excess of $500,000 in the aggregate), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to or in any other Group Company in the ordinary course of business consistent with past practice, (B) accounts receivable and extensions of credit in the ordinary course of business consistent with past practice, or (C) advances of expenses to employees in the ordinary course of business consistent with past practice);
(m)    enter into, amend or modify, renew, terminate or grant any release or relinquishment of any material right under any Affiliate Contract (except for any such action taken pursuant to, and in accordance with, Section 6.13(c));
(n)    amend, extend, renew or permit to lapse existing insurance policies or enter into new insurance policies, except in either case on such terms and for such amounts as is consistent with past practice;
(o)    settle or compromise any Proceeding brought by or against any Group Company other than for claims brought against any Group Company that are settled or compromised solely upon payment of cash or cash equivalents (and so long as (A) such settlement or compromise does not result in any other liability or other obligation or undertaking of any Group Company, (B) includes a complete and unconditional release of the Group Company related to the matters underlying such claim, (C) the Company has, at such time of settlement or compromise, sufficient cash on hand to make such payment and (D) the Company provides written notice of such settlement or compromise to Buyer prior to the time at which such settlement or compromise becomes binding on any Group Company) to be paid by a Group Company prior to Closing in an amount not to exceed $100,000 individually for each such settlement or compromise and $500,000 in the aggregate for all such settlements and compromises;
(p)    pay, repurchase, discharge or satisfy any of its material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or pursuant to contractual requirements of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements;
(q)    pay accounts payable prior to the stated maturity thereof or discharge any obligor from its obligations under any account receivable other than upon payment in full of all amounts payable thereunder, in each case other than payments or discharges made in the ordinary course of business consistent with past practice (including net of discounts and allowances, as applicable, provided in the ordinary course of business consistent with past practice);
(r)    deviate in any material respect from the capital expenditure budget set forth in Section 6.1(r) of the Disclosure Letter, including with respect to the timing (as such timing occurs in the ordinary course of business consistent with past practice) of such capital expenditures;

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(s)    incur any obligation with respect to any deferred acquisition purchase price (excluding any trade payables arising in the ordinary course of business); or
(t)    authorize, agree, resolve or consent to any of the foregoing.
Section 6.2    Tax Matters.
(a)    Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties by any Governmental Entity in connection with the Transactions shall be allocated 50 percent to the Group Companies or Buyer, as the case may be, and 50 percent to the Seller. Each Party shall use reasonable efforts to avail itself of any available exemptions from or reductions of any such Taxes or fees, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions or reductions. The party required by Law to file any Tax Returns with respect to any such Taxes shall (i) prepare such Tax Returns, (ii) submit such Tax Returns to the other party for its approval, (iii) timely file such Tax Returns and (iv) timely pay such Taxes to the appropriate Governmental Entity, subject to such party’s liability for such Taxes under this Section 6.2.
(b)    FIRPTA. On the Closing Date, the Seller shall deliver to Buyer a properly executed Foreign Investment in Real Property Tax Act certificate, dated not more than 30 days prior to the Closing Date, substantially in the form attached hereto as Exhibit C.
(c)    No Intermediary Transaction Tax Shelter. The transactions contemplated by this Agreement are not part of an intermediary transaction tax shelter as described in Internal Revenue Service Notices 2001 16 and 2008 111.
(d)    Section 338 Election. Buyer shall not make an election pursuant to Section 338 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) with respect to the Transactions.
(e)    Post-Closing Tax Benefit.
(i)    On the third (3rd) anniversary of the Closing Date , Buyer shall pay to Seller an amount equal to 38% of the aggregate amount of Transaction Tax Deductions (other than the Transaction Tax Deductions that reduced current Tax liabilities below what they would otherwise be in the calculation of Net Working Capital). Nothing in this Section 6.2(e) shall limit or impair the rights of any Buyer Indemnified Party under Section 9.1; provided that Buyer shall in no event reduce amounts payable under this Section 6.2(e)(i) by any items or amounts, including those set forth in Section 9.1.
(ii)    The schedule set forth in Section T-1 of the Disclosure Letter (the “Transaction Tax Deductions Schedule”) sets forth Seller’s estimates of the amounts of the Transaction Tax Deductions as of the date of this Agreement. On or promptly after the Closing Date, the Seller shall deliver a certificate updating the Transaction Tax Deductions Schedule with the actual amount of each Transaction Tax Deduction, together with evidence of such amounts as reasonably requested by Buyer, and any change in the amount shown on such updated Transaction

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Tax Deductions Schedule shall be subject to the consent of Buyer (not to be unreasonably withheld, delayed or conditioned). The Seller shall determine the amounts shown as deductible and non-deductible on such updated Transaction Tax Deductions Schedule in a manner consistent with the practices and methodologies used to determine the estimates set forth in Section T-1 of the Disclosure Letter. Buyer may, at any time after the Closing Date, deliver a certificate further updating such Transaction Tax Deductions Schedule to reflect the non-deductibility of a compensation expense included on the Transaction Tax Deductions Schedule because such compensation expense constitutes a “parachute payment” within the meaning of Section 280G(b)(2)(A)(i) of the Code and any regulations promulgated thereunder, together with evidence of such non-deductibility determination as reasonably requested by Seller, and any change to the non-deductibility determination shown on such further updated Transaction Tax Deductions Schedule shall be subject to the consent of the Seller (not to be unreasonably withheld, delayed or conditioned). Buyer and the Seller shall work together in good faith to resolve differences with respect to the Transaction Tax Deductions Schedule (including as a result of updates to such schedule by either the Seller or Buyer pursuant to this Section 6.2(e)(ii)) and to the extent there remains any disagreement between Buyer and the Seller within thirty (30) days after the delivery by Seller of the certificate referenced in the second sentence of this Section 6.2(e)(ii) or Buyer of the certificate referenced in the immediately preceding sentence, as applicable, the procedures and rules set forth in the dispute resolution mechanism described in Section 2.4(b) shall govern mutatis mutandis. The Transaction Tax Deductions shown on the Transaction Tax Deductions Schedule, as updated pursuant to this Section 6.2(e)(ii), shall be the Transaction Tax Deductions used for purposes of this Agreement, including Section 6.2(e)(i).
(iii)    The Parties shall treat any payment under this Section 6.2(e) as an adjustment to the Purchase Price unless there is no reasonable basis for doing so under applicable Tax Law.
(f)    Refunds and Credits. Any refund or credit of Taxes of the Group Companies that were borne by Seller (whether by virtue of having (i) been paid by any of the Group Companies before the Closing, (ii) been indemnified by the Seller under Article IX, (iii) reduced any prior payment under this Section 6.2(f) or (iv) were included as a current liability in Net Working Capital), shall be for the account of Seller; provided that any such refund or credit shall be for the account of Buyer or the Group Companies to the extent that such refunds or credits (x) decreased the amount of any current liability included in Net Working Capital, (y) are attributable to the carryback from a Post-Closing Tax Period of items of loss, deductions or other Tax items of Buyer or any of its Affiliates (including, after the Closing, the Group Companies) or (z) are required to be paid by any Group Company to any other Person pursuant to an agreement described in Section 3.6(a)(x) of the Disclosure Letter. All refunds or credits of Taxes of the Group Companies (other than those for the account of Seller pursuant to the previous sentence) shall be for the account of Buyer. If any Party is entitled to any refund or credit of Taxes under this Section 6.2(f), then within 10 days after such refund is received or such credit is allowed or applied against another Tax liability, the Party receiving such refund or credit shall pay such refund or the amount of such credit to the other Party; provided, however, that any such amounts paid under this Section 6.2(f) shall be net of any Tax cost or benefit to the payor Party attributable to the receipt of such refund or the payment of such amounts to the payee party. The Parties shall treat any payment under this Section 6.2(f) as an adjustment to the

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Purchase Price unless there is no reasonable basis for doing so under applicable Tax Law. Buyer may reduce any amounts payable under this Section 6.2(f) by the amount of any outstanding Unrecovered Pre-Closing Tax Losses. Nothing in this Section 6.2(f) shall limit or impair the rights of any Buyer Indemnified Party under Section 9.1.
(g)    Straddle Periods. In any case under this Agreement involving a Straddle Period: (A) real, personal and intangible property Taxes (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (B) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable U.S. state or local or foreign Law), as if the taxable period of such partnership, other “flowthrough” entity or controlled foreign corporation ended as of the close of business on the Closing Date (whether or not such Taxes arise in a Straddle Period of the applicable owner).
(h)    Tax Sharing Agreements. Seller shall cause the provisions of any Tax sharing agreement between (i) Seller or any of its Affiliates (other than the Group Companies), on the one hand, and (ii) the Group Companies, on the other hand, to be terminated on or before the Closing Date. After the Closing Date, no party thereto shall have any rights or obligations under any such Tax allocation or Tax sharing agreement.
(i)    Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Group Companies for all Pre-Closing Tax Periods that are filed after the Closing Date (each such Tax Return, a “Post-Closing Tax Return”). To the extent permitted by applicable Law, each Post-Closing Tax Return shall be prepared in a manner that (x) is consistent with past practice and (y) reports the Transaction Tax Deductions as deductible items in the taxable period that ends on or otherwise includes the Closing Date. The Buyer will not take any action, or permit any action to be taken, that may prevent the taxable year of any Group Company from ending for federal and (to the extent permitted under applicable state Law) state income Tax purposes at the end of the day on which the Closing occurs and shall, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all income Tax purposes the Closing Date as the last day of a taxable period of the Group Companies. At least 15 days prior to the date on which each income Tax Return or other material Tax Return is filed, Buyer shall submit Post-Closing Tax Returns to the Seller for Seller’s review and approval (not to be unreasonably withheld, conditioned, or delayed). Without the prior written consent of the Seller, the Buyer will not (i) except for Post-Closing Tax Returns, file or amend or permit any of the Group Companies to file or amend any Tax Return relating to a Pre-Closing Tax Period (other than solely to carry back items described in Section 6.2(f)(y)); (ii) extend or waive, or cause to be extended or waived, or permit the Group Companies to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (iii) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period, or (iv) elect, or cause

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any Group Company to elect, to waive on any Tax Return for a Pre-Closing Tax Period any carryback of net operating losses under Section 172(b)(3) of the Code (or any analogous or similar state, local, or non-U.S. law) from such Pre-Closing Tax Period to an earlier Pre-Closing Tax Period.
(j)    Pre-Closing Tax Liability True-Up Payment. Within 10 days after the filing of the last material Post-Closing Tax Return for U.S. federal income Taxes, if the Pre-Closing Tax Liability True-Up Amount is positive, Buyer shall pay to Seller an amount equal to Pre-Closing Tax Liability True-Up Amount. For purposes of this Agreement, “Pre-Closing Tax Liability True-Up Amount” means the aggregate amount of current Tax liabilities included in Net Working Capital for Taxes reportable on Post-Closing Tax Returns minus the aggregate amount shown as due and payable with respect to the Pre-Closing Tax Periods on such Post-Closing Tax Returns. For purposes of the definition of Pre-Closing Tax Liability True-Up Amount, any Post-Closing Tax Return showing a refund or credit of Taxes shall be treated as showing an amount of zero as due and payable and the refund or credit shall be subject to the procedure and rules set forth in Section 6.2(f).
Section 6.3    Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Seller shall provide to Buyer and its authorized representatives during normal business hours reasonable access to (i) the officers, directors, management, accountants and other advisors of the Seller and the Group Companies and (ii) the properties, books, records and Contracts of the Group Companies, which shall include providing Buyer, prior to the Closing Date, with copies of the Governing Documents of each Group Company (in each case of clauses (i) and (ii) in a manner so as to not interfere with the normal business operations of any Group Company). All of such information shall be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, neither Seller nor any of its Affiliates (including the Group Companies) shall be required to disclose to Buyer or any of its representatives any information of the type described in clause (ii) above (x) (A) if doing so would violate any Law to which the Seller or any of its Affiliates (including the Group Companies) is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges; provided that the Seller shall use commercially reasonable efforts to provide such information in a manner that does not violate any such Law or privilege or (B) if the Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (y) relating to Taxes or Tax Returns other than information relating to the Group Companies. Without limiting the generality of the foregoing, the Seller shall deliver (if available after using commercially reasonable efforts) to Buyer as promptly as practicable after the date of this Agreement (and in any event prior to the Closing) the materials and documents, if any, in the possession of the Seller or any of the Group Companies set forth on Section 6.3 of the Disclosure Letter.
Section 6.4    Efforts to Consummate.
(a)    Subject to the terms and conditions herein provided, each of Buyer, the Seller and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, those things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the Transactions

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(including the satisfaction, but not waiver, of the closing conditions set forth in Article VII). Notwithstanding the foregoing, each of Buyer and the Company shall use reasonable best efforts to obtain consents of all Governmental Entities and of any other Person (other than Governmental Entity) necessary to consummate the Transactions; provided that in connection with obtaining the consent of any Person other than a Governmental Entity, no Party will be required to (nor, without the prior written consent of Buyer, will the Seller or any Group Company) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations. All filing fees incurred in connection with the filing and compliance under Competition Laws shall be borne by Buyer. Each Party shall make an appropriate filing, if necessary, pursuant to Competition Laws with respect to the Transactions promptly (and in any event in the case of the initial filing required under the HSR Act, within five Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to Competition Laws. Without limiting the foregoing, none of Buyer, the Company, the Seller or any of their respective Affiliates shall elect to extend any waiting period or comparable period under Competition Laws or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the Seller or Buyer, as applicable.
(b)    In the event any Proceeding by any Governmental Entity or other Person is threatened or commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use commercially reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.
Section 6.5    Indemnification; Directors’ and Officers’ Insurance.
(a)    Buyer agrees that all rights to indemnification or exculpation (and advancement of expenses) now existing in favor of the directors, officers, employees and agents of each Group Company, as provided in such Group Company’s Governing Documents in effect as of the date hereof and pursuant to the agreements set forth in Section 6.5 of the Disclosure Letter, in each case with respect to any matters occurring prior to the Closing Date, shall survive the consummation of the Transactions and shall continue in full force and effect and that Buyer shall cause the Group Companies to perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation after the consummation of the Transactions. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of the Seller or any Group Company, unless such modification is required by applicable Law.
(b)    Buyer shall cause the Company to, and the Company shall, purchase and maintain in effect beginning on the Closing and for a period of six years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage

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(including any policy providing coverage for combined fiduciary and employment practices liability) for the benefit of those Persons who are covered by Seller’s or any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is materially comparable to the coverage provided under the Seller’s or any Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof (the “Existing Policy”); provided that the Company shall not pay or covenant to pay more than 300% of the Existing Policy’s existing insurance premium in order to obtain such policy (which existing policy amount the Company represents and warrants is set forth in Section 6.5 of the Disclosure Letter; provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.
(c)    The directors, officers, employees and agents of Seller and each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.5 are intended to be third party beneficiaries of this Section 6.5. This Section 6.5 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Buyer and the Company.
Section 6.6    Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither the Seller nor the Company shall take, or permit any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer and/or its Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving the Group Companies, other than assets (other than equity interests) sold in accordance with the provisions of this Agreement (each such acquisition transaction, an “Acquisition Transaction”).
Section 6.7    Documents and Information. After the Closing Date, Buyer and the Company shall, and shall cause the Company and the Group Companies to, until the fifth anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and, subject to compliance with applicable Law, make the same available for inspection and copying by the Seller (at the Seller’s expense) for any reasonable business purpose during normal business hours of the Company or any of the Group Companies, as applicable, upon reasonable request and upon reasonable notice; provided that Buyer shall not be required to disclose to the Seller any information if the Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto. No such books, records or documents shall be destroyed after the fifth anniversary of the Closing Date by Buyer or any of the Group Companies, without first advising the Seller in writing and giving the Seller a reasonable opportunity to obtain possession thereof (subject in each case to compliance with applicable Law).
Section 6.8    Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date

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or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that neither Buyer nor any of its employees, agents, representatives or Affiliates shall initiate any contact with any non-management employee, customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, its business or the Transactions without first notifying the Company. For the avoidance of doubt, the terms of the Confidentiality Agreement shall apply with respect to any communications or sharing of information pursuant to this Section 6.8.
Section 6.9    Employee Benefits Matters.
(a)    For a period of one year following the Closing Date, Buyer shall provide or cause its Subsidiaries (including the Group Companies) to provide employees of each Group Company who continue to be employed by a Group Company with (1) the same salary or hourly wage rate as provided to such employees immediately prior to the Closing Date and (2) employee benefits (excluding equity arrangements) that are either (A) the same as provided to such employees immediately prior to the Closing Date or (B) at least as favorable as those provided to similarly situated employees of Buyer and its Subsidiaries. Buyer further agrees that, from and after the Closing Date, Buyer shall and shall cause each Group Company to grant all of its employees credit for any service with such Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or the Company Entity or any of its Subsidiaries on or after the Closing Date (the “New Plans”); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. In addition, Buyer shall (A) cause to be waived all pre‑existing condition exclusions and actively‑at‑work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee or his or her dependents under any Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out‑of‑pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation, provided that the Group Companies (or their insurers) use their commercially reasonable best efforts to provide this information to Buyer in a timely manner. Buyer agrees that Buyer and the Company shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B‑9.
(b)    With respect to any employees of the Group Companies based outside of the United States, Buyer’s obligations under this Section 6.9 shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such employees are based.
(c)    The Group Companies will adopt written resolutions and a plan amendment to terminate each Employee Benefit Plan qualified under Code Section 401(k) (each, a “Group Company 401(k) Plan”) and to fully (100%) vest all participants under all Group Company 401(k) Plans, such termination and vesting to be effective no later than one business day preceding the

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Closing Date (but contingent on the Closing). The form and substance of such written resolutions and such amendment will be preapproved by Buyer, such approval not unreasonably withheld, and the Group Companies will deliver notice of the Group Company 401(k) Plan termination to participants and any trustees and custodians of each Group Company 401(k) Plan and/or its assets.
(d)    Nothing contained herein, express or implied, is intended to confer upon any employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan (or an undertaking to amend any such plans) or limit the rights of Buyer or any Group Company to amend, modify or terminate any such plans pursuant to, and in accordance with, the terms thereof. The provisions of this Section 6.9 are solely for the benefit of the Parties, and no current or former director, officer, employee or independent contractor or any other Person shall be a third-party beneficiary of this Section 6.9 of this Agreement.
(e)    The Company agrees that any Seller Expenses of the type described in clause (ii) of the definition thereof, to the extent paid at or prior to the Closing, shall only be paid in accordance with the Group Companies’ payroll procedures (including with respect to Tax withholding), and Seller acknowledges that any such Seller Expenses that constitute Unpaid Seller Expenses and are to paid by any Group Company following the Closing shall be paid in accordance with such payroll procedures.
Section 6.10    Disclosure Letter. Concurrently with the execution and delivery of this Agreement, the Company and the Seller has delivered to Buyer a confidential disclosure letter (the “Disclosure Letter”). The Disclosure Letter is hereby incorporated in and made a part of this Agreement as if set forth in full herein. The mere inclusion of information in the Disclosure Letter as an exception to a representation, warranty or covenant (i) shall not be deemed an admission by any Party that such information represents a material exception or a material fact, event or circumstance or that such information has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Seller Material Adverse Effect, as applicable, or (ii) constitute, or be deemed to be, an admission to any third party concerning such information. Matters disclosed by the Seller to the Buyer pursuant to any Section of this Agreement (or any section of the Disclosure Letter) will be deemed to be disclosed with respect to all Sections of this Agreement (and all sections of the Disclosure Letter) to the extent the disclosure is reasonably apparent from its content and context to be relevant to such other Sections or sections. Capitalized terms used in the Disclosure Letter but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.
Section 6.11    Financing.
(a)    Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to obtain the Debt Financing on a timely basis on the terms and conditions described in the Debt Financing Commitment, including using its reasonable best efforts to (i) comply with its obligations under the Debt Financing Commitment and any definitive agreements related thereto (the “Debt Financing Documents”), (ii) maintain in effect the Debt Financing Commitment, (iii) negotiate and enter into Debt Financing Documents on a timely basis on terms

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and conditions (including the “market flex” provisions) contained in the Debt Financing Commitment or otherwise not materially less favorable to the Buyer in the aggregate than those contained in the Debt Financing Commitment, (iv) satisfy on a timely basis all conditions applicable to Buyer contained in the Debt Financing Commitment within its control, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing and (v) if all conditions to the Debt Financing Commitment have been satisfied, cause the Lenders to consummate the Debt Financing at or prior to the Closing Date (it being understood that it is not a condition to Closing under this Agreement for Buyer to obtain the Debt Financing or any Alternative Debt Financing). Buyer shall keep the Seller and the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing (including providing the Seller and the Company with copies of all executed definitive agreements related to the Debt Financing (subject, in the case of any fee letter or engagement letter related to the Debt Financing, to customary redactions (none of which redacted terms would reasonably be expected to adversely affect the principal amount or availability of the Debt Financing))). Buyer shall give the Seller and the Company prompt notice upon having knowledge of any breach by any Lender under the Debt Financing Documents or any termination of any of the Debt Financing Documents. Other than as set forth in this Section 6.11, Buyer shall not, without the prior written consent of the Seller, amend, modify, supplement or waive any of the conditions or contingencies to funding contained in the Debt Financing Documents or any other provision of, or remedies under, the Debt Financing Documents (other than in accordance with the “market flex” provisions), in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of (A) adversely affecting in any material respect the ability of Buyer to timely consummate the Transactions, (B) amending, modifying, supplementing or waiving the conditions or contingencies to the Debt Financing in a manner materially adverse to the Company or the Seller or (C) materially delaying the Closing; provided that notwithstanding any other provision of this Agreement, Buyer shall be entitled from time to time to amend, restate, replace, supplement or otherwise modify the Debt Financing Commitment for the purpose of adding agents, co-agents, lenders, arrangers, bookrunners or other Persons that have not executed the Debt Financing Commitment as of the date hereof, in each case, subject to subclauses (A), (B) and (C) above. Upon any such amendment, supplement or modification, in accordance with the terms of this Section 6.11(a), the term “Debt Financing Commitment” shall mean for all purposes of this Agreement the Debt Financing Commitment as so amended, supplemented or modified. Buyer shall promptly deliver to the Seller and the Company true and complete copies of any such amendment, supplement or modification (with only the fee amounts and certain other provisions redacted, which redacted provisions shall not affect the principal amount or availability of the Debt Financing).
(b)    If all or any portion of the Debt Financing becomes unavailable, Buyer shall use its reasonable best efforts to (i) arrange to promptly obtain the Debt Financing or such portion of the Debt Financing from alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount sufficient, when added to any portion of the Debt Financing that is available and cash on hand and other readily available liquidity, to pay in cash all amounts required to be paid by Buyer in connection with the Transactions (“Alternative Debt Financing”) and (ii) obtain a new financing commitment letter (the “Alternative Debt Commitment Letter”) and a new definitive agreement with respect thereto that provides for financing

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(A) on terms not materially less favorable, in the aggregate, to Buyer (taking into account the “market flex” provisions of the existing Debt Financing Commitment), (B) containing conditions to draw and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous, taken as a whole, than those conditions and terms contained in the Debt Financing Commitment as of the date hereof and (2) would not reasonably be expected to delay the Closing and (C) in an amount that is sufficient, when added to any portion of the Debt Financing that is available and cash on hand and other readily available liquidity, to pay in cash all amounts required to be paid by Buyer in connection with the Transactions. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, and the term “Debt Financing Commitment” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter.
(c)    Prior to the Closing, the Seller and the Company shall provide, shall cause the Company’s Subsidiaries to provide, and shall use its reasonable best efforts to cause any attorney, accountant or other advisor, agent or representative retained by the Seller or the Company or any of the Company’s Subsidiaries to provide, all cooperation reasonably requested by Buyer in connection with the arrangement of the Debt Financing and Buyer’s efforts to obtain the Debt Financing or other financing to be obtained by Buyer in lieu of the Debt Financing (which other financing would not reasonably be expected to (A) adversely affect in any material respect the ability of Buyer to timely consummate the Transactions, or (B) materially delay the Closing), including: (i) participation in meetings (including with prospective Lenders), drafting sessions, due diligence sessions and rating agency presentations; (ii) furnishing Buyer and Lenders with the financial information of the Group Companies required by paragraph (iii)(B) of the Debt Financing Commitment and financial and other pertinent information reasonably requested by the Buyer regarding the Company and its Subsidiaries that is reasonably available and reasonably necessary for Buyer to prepare pro forma financial statements and projections; (iii) assisting Buyer and the Lenders in the preparation of (A) a customary bank information memorandum (as well as a public-side version thereof) for the Debt Financing and (B) materials for rating agency presentations; (iv) assisting Buyer with the preparation of the Debt Financing Documents (including any schedules, annexes or exhibits thereto) as may be reasonably requested by Buyer; (v)  subject to any contractual agreements in effect, using commercially reasonable efforts to facilitate the pledging of collateral and granting of guaranties in connection with the Debt Financing (such pledges and guaranties only to become effective following the Closing); (vi) providing the Lenders with all documentation and other information required by regulatory authorities and as reasonably requested by Buyer with respect to the Company and its Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001); (vii) using reasonable best efforts to facilitate the repayment of the Funded Indebtedness (either by the Group Companies or by Buyer at the Closing), the termination of all guaranties and security interests in connection therewith and the delivery of customary payoff and termination documentation with respect to the foregoing in accordance with Section 7.2(e); (viii) consenting to the reasonable use of certain of the Company’s trademarks, service marks or logos in a form and manner agreed to by Seller in connection with the Debt Financing prior to the Closing Date to the extent in the ordinary course and customary; and (ix) if any financing to be obtained by Buyer in lieu of the Debt Financing contemplates the issuance of bonds, then in addition to the foregoing: (x) furnishing Buyer and Lenders with business

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and other financial information of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act or as may be reasonably necessary or advisable to consummate an offering(s) of debt securities in lieu of the Debt Financing Commitment, (y) assisting Buyer and the Lenders in the preparation of prospectuses, offering memoranda and private placement memoranda, including using its reasonable best efforts to obtain any consents of accountants for use of their reports in any of the foregoing and (z) using reasonable best efforts to obtain customary certificates, accountants’ comfort letters (which shall provide “negative assurance” comfort) and consents; provided that, in all cases, neither the Seller, the Company or any other Group Company shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing; provided further, that (i) the effectiveness of any documentation executed by any Group Company with respect thereto shall be subject to the consummation of the Closing and (ii) nothing herein shall require any cooperation by the Company or the Seller to the extent it would interfere unreasonably with the business or operations of the Seller or the Company or their respective subsidiaries. Buyer acknowledges and agrees that neither the Seller nor any Group Company nor any of their respective Affiliates or any of their respective directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall incur any liability to any person under or in connection with the Debt Financing prior to the Closing. Except in the case of Losses arising or resulting from fraud, as determined by a final, non-appealable judgment by a court of competent jurisdiction, Buyer shall indemnify and hold harmless the Seller, the Group Companies and their respective Affiliates and directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing or any Alternative Debt Financing and any information utilized in connection therewith (other than information provided by or on behalf of the Group Companies expressly for use in connection therewith). Buyer shall, upon the request of the Company, promptly reimburse the Company for all out-of-pocket costs or expenses reasonably incurred by the Group Companies in connection with cooperation provided for in this Section 6.11(c).
Section 6.12    280G Vote. Prior to the Closing Date, to the extent an employee’s right to receive any payments would constitute a “parachute payment” within the meaning of Section 280G(b)(2)(A)(i) of the Code and any regulations promulgated thereunder, the Company shall request each such employee to waive such employee’s right to receive such “parachute payments” and, to the extent such waiver is obtained, the Company shall submit such payments to a vote meeting the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder. The Company shall forward to Buyer prior to submission to such stockholders copies of all documents prepared by the Company in connection with this Section 6.12 and shall incorporate any reasonable comments that are made by Buyer.
Section 6.13    Other Agreements.
(a)    Prior to the Closing, the Seller shall, and shall cause its Subsidiaries (including the Company) to (i) request that Buyer be named as an additional insured party under each of the insurance policies set forth in Section 3.14 of the Disclosure Letter for the current term and prior five policy periods of such insurance policy, effective as of the Closing, and (ii) to the extent obtained, provide Buyer with certificates of insurance and/or policy endorsements evidencing Buyer’s additional insured status.

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(b)    To the extent that the Seller holds any assets used in or necessary to carry on the conduct of the business of the Group Companies as presently conducted, or any accounts receivable or other rights to payment arising out of the conduct of the business of the Group Companies (other than any actual cash that has been distributed from any Group Company to the Seller), prior to the Closing, the Seller will contribute, transfer or otherwise convey such assets to the Company for no consideration.
(c)    Except as (x) otherwise specified in writing by the Buyer to the Company prior to the Closing Date or (y) set forth in Section 6.13 of the Disclosure Letter, prior to the Closing the Company shall, or shall cause the other applicable Group Company to, terminate each Affiliate Contract. With effect from the Closing, no Group Company, on the one hand, nor Seller, on the other hand, shall have any obligation or liability to the other in respect of any such Affiliate Contract or any loans, notes, advances, receivables and payables between them. Any Tax that arises out of any such termination shall be treated as arising in the Pre-Closing Tax Period for purposes of Section 9.1(vi).
(d)    At the Closing, the Seller and Buyer shall enter into, execute and deliver to each other the Escrow Agreement.
(e)    After the Closing Date, each of Buyer, the Company and the Seller shall use its reasonable best efforts from time to time to execute and deliver such further instruments of assignment, transfer, conveyance, endorsement and other documents and to take or cause to be taken all such further actions as may be reasonably required to carry out the intent of the Parties in this Agreement and the Ancillary Documents and to consummate and make effective the Transactions.
(f)    The Seller shall pay the premiums, broker commissions, underwriting fees, Taxes and other fees and expenses payable with respect to the Base Representation and Warranty Insurance Policy, the First Excess Layer and the Second Excess Layer in the amounts and at the times set forth in Section 6.13(f) of the Disclosure Letter (collectively, the “Representation and Warranty Insurance Policy Premium”). Buyer shall not amend, restate, amend and restate or otherwise modify the Representation and Warranty Insurance Policy in any manner that is adverse to the Seller without the prior written consent of the Seller.
(g)    As promptly as practicable after the date hereof, the Seller shall deliver to Buyer a copy of a CD or DVD-ROM containing a true, correct and complete copy of the electronic dataroom created in connection with the Transactions as of the date hereof (the “Dataroom Record”).

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ARTICLE VII

CONDITIONS TO CLOSING
Section 7.1    Conditions to the Obligations of the Company and Buyer. The obligations of the Seller and Buyer to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists in accordance with Section 10.13) of the following conditions:
(a)    any applicable approval or waiting period under any Competition Law that is required to consummate the Transactions shall have been obtained or expired or been terminated; and
(b)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (each, a “Legal Restraint”) preventing the consummation of the Transactions shall be in effect.
Section 7.2    Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following further conditions:
(a)    (i) the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification of the Group Companies), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.6(d) (Material Contracts), Section 3.16 (Brokers) and Section 3.18 (Transactions with Affiliates) and of the Seller set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Title to Stock), Section 4.6 (Assets and Operations of Seller) and Section 4.7 (Voting Requirements) shall be true and correct (without regard to any “materiality”, “Company Material Adverse Effect”, “Seller Material Adverse Effect” or similar materiality qualifiers) in all but de minimis respects (other than the representations and warranties set forth in Section 3.2, Section 4.4 and Section 4.7 which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 3.7(i) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of the Company set forth in Section 3.6(a)(vii)(C) (Material Contracts) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (iv) each of the other representations and warranties of the Company and the Seller contained in this Agreement shall be true and correct (without regard to any “materiality”, “Company Material Adverse Effect”, “Seller Material Adverse Effect” or similar materiality qualifiers) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (x) in the case of each of clauses (i), (ii), (iii) and (iv), to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, and (y) in the case of clause (iv) only, where the failure of such representations and warranties to be true and correct (without regard to any “materiality”, “Company Material Adverse Effect”, “Seller

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Material Adverse Effect” or similar materiality qualifiers) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Seller Material Adverse Effect, as applicable;
(b)    the Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Seller and the Company under this Agreement on or prior to the Closing Date;
(c)    prior to or at the Closing, the Company shall have delivered the following documents in form and substance reasonably acceptable to Buyer:
(i)    a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(f) are satisfied;
(ii)    a certified copy of the resolutions of each of the Company’s and the Seller’s board of directors or board of managers, as applicable, authorizing the execution and delivery of this Agreement and each Ancillary Document to which any Group Company or the Seller, as applicable, is a party and the consummation of the Transactions; and
(iii)    written resignations of (A) each of the directors of each Group Company and (B) those officers of the Group Companies designated by Buyer at least five Business Days prior to the Closing Date.
(d)    the Escrow Agreement shall have been executed by the Seller;
(e)    with respect to each holder of Closing Date Funded Indebtedness, the Company shall have received and provided Buyer with a copy of pay-off letter(s) (which include customary Lien releases, as applicable) in a form reasonably acceptable to Buyer from such holders of Closing Date Funded Indebtedness;
(f)    since the date of this Agreement, no fact, event, condition, change, occurrence or effect shall have occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(g)    no Legal Restraint shall be in effect that (i) prevents or prohibits the Buyer or any of its Subsidiaries from acquiring or holding, or exercising full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company, or (ii) requiring the Buyer to take any action not required by it under Section 6.4;
(h)    there shall not be pending any Proceeding by a Governmental Entity seeking to impose a Legal Restraint having any of the effects set forth in clause (i) or (ii) of Section 7.2(g); and
(i)    the Representation and Warranty Insurance Policy shall be in full force and effect in the form attached as Section 7.2(i) of the Disclosure Letter; provided, that the obligations of Buyer to consummate the Transactions shall not be subject to the condition stated in this Section

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7.2(i) if the failure of such condition to be satisfied is due solely to the failure by the Buyer to take such reasonable actions to satisfy the conditions to effectiveness of the Representation and Warranty Insurance Policy as are within its reasonable control.
Section 7.3    Other Conditions to the Obligations of the Company and the Seller. The obligations of the Company and the Seller to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and the Seller of the following further conditions:
(a)    the representations and warranties of Buyer set forth in Article V hereof shall be true and correct (without regard to any “materiality”, “Buyer Material Adverse Effect”, or similar materiality qualifiers) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (y) where the failure of such representations and warranties to be true and correct as of such dates has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;
(b)    Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;
(c)    prior to or at the Closing, Buyer shall have delivered the following documents in form and substance reasonably acceptable to the Company:
(i)    a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and
(ii)    a certified copy of the resolutions of Buyer’s board of directors (or other governing body), authorizing the execution and delivery of this Agreement and each Ancillary Document to which Buyer is a party and the consummation of the Transactions; and
(d)    the Escrow Agreement shall have been executed by Buyer.
Section 7.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused solely as a result of a breach by such Party of its representations, warranties, obligations or covenants under this Agreement.

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ARTICLE VIII

TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Buyer and the Seller;
(b)    by Buyer, if (i) any of the representations or warranties of the Company set forth in Article III or the Seller set forth in Article IV shall not be true and correct or (ii) any of the Company’s or the Seller’s covenants or agreements contained in this Agreement shall have been breached, such that the condition to Closing set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not be satisfied and such failure to be true and correct or such breach is not capable of being cured prior to the Termination Date (as may be extended as provided under Section 8.1(d) or Section 8.1(e) or, if capable of being cured, is not cured by the earlier of (x) 30 days after written notice thereof is delivered to the Seller and (y) the Termination Date (as may be extended as provided under Section 8.1(d) or Section 8.1(e); provided that the Buyer shall not be entitled to terminate this Agreement pursuant to this clause (b) if the failure of the Seller’s or the Company’s representations and warranties to be true and correct or the breach of the Seller’s or the Company’s covenants or agreements was caused by an inaccuracy or breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement;
(c)    by the Seller, if (i) any of the representations or warranties of Buyer set forth in Article V shall not be true and correct or (ii) any of the Buyer’s covenants or agreements contained in this Agreement shall have been breached, such that the condition to Closing set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such failure to be true and correct or such breach is not capable of being cured prior to the Termination Date (as may be extended as provided under Section 8.1(d) or Section 8.1(e) or, if capable of being cured, is not cured by the earlier of (x) 30 days after written notice thereof is delivered to Buyer (y) by the Termination Date (as may be extended as provided under Section 8.1(d) or Section 8.1(e); provided that the Seller shall not be entitled to terminate this Agreement pursuant to this clause (c) if the failure of the Buyer’s representations and warranties to be true and correct or the breach of the Buyer’s covenants or agreements was caused by an inaccuracy or breach of any representation, warranty, covenant or agreement of the Seller or the Company contained in this Agreement;
(d)    subject to the proviso in Section 8.1(g), by Buyer, if the Closing shall not have been consummated on or prior to (i) November 15, 2013 (the “Termination Date”) or (ii) March 15, 2014 (the “End Date”), if, on the Termination Date, the conditions to Closing set forth in Section 7.1(a), Section 7.1(b), Section 7.2(g) or Section 7.2(h) shall not have been satisfied (and, in the case of the conditions set forth in Section 7.1(b) and 7.2(g), the Legal Restraint giving rise to such non-satisfaction shall not have become final and non-appealable) but all other conditions to Closing set forth in Article VII shall have been satisfied or waived or by their terms cannot be satisfied until immediately preceding the Closing (but which conditions would be satisfied if the Closing Date were the Termination Date), unless, in either case, the failure to consummate the

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Closing is solely the result of a breach by Buyer of its representations, warranties, obligations or covenants under this Agreement;
(e)    by the Seller, if the Closing shall not have been consummated on or prior to (i) the Termination Date or (ii) the End Date, if, on the Termination Date, the conditions to Closing set forth in Section 7.1(a) or Section 7.1(b) shall not have been satisfied (and, in the case of the conditions set forth in Section 7.1(b), the Legal Restraint giving rise to such non-satisfaction shall not have become final and non-appealable) but all other conditions to Closing set forth in Article VII shall have been satisfied or waived or by their terms cannot be satisfied until immediately preceding the Closing (but which conditions would be satisfied if the Closing Date were the Termination Date), unless, in either case, the failure to consummate the Closing is solely the result of a breach by any Seller or the Company of its representations, warranties, obligations or covenants under this Agreement;
(f)    by either Buyer or by the Seller, if the condition set forth in Section 7.1(b) is not satisfied and the legal restriction giving rise to such non-satisfaction shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction as required under Section 6.4;
(g)    by the Seller, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that such conditions are capable of being satisfied at the Closing), (ii) to the extent that the Marketing Period has ended, or is capable of ending, prior to the Termination Date or End Date, as applicable, the Seller has irrevocably confirmed by written notice to Buyer after the end of the Marketing Period that all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that such conditions are capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.3 and that the Seller and the Company are ready, willing and able to consummate the Closing, and (iii) Buyer fails to consummate the Closing within five (5) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2 due to a Financing Failure; provided, that any termination of this Agreement by Buyer pursuant to Section 8.1(d) shall be deemed a termination pursuant to this Section 8.1(g) if prior to the time of such termination the conditions of clauses (i) and (ii) of this Section 8.1(g) have been satisfied; or
(h)    by Buyer, if Seller has made an Interim Loss Indemnity Escrow Reduction Election.
Section 8.2    Effect of Termination.
(a)    In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, the Seller or the Company or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, Article X (other than Section 10.1) and the last sentence of Section 6.11(c), each of which provisions shall survive such termination and

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remain valid and binding obligations of the Parties, and (b) any liability of any Party for fraud, willful misconduct or intentional or willful breach (which, in the case of Buyer, shall be deemed to include a failure by Buyer to consummate the Closing within five (5) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2 if (i) there has not been a Financing Failure, (ii) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that such conditions are capable of being satisfied at the Closing), and (iii) to the extent that the Marketing Period has ended, or is capable of ending, prior to the Termination Date or End Date, as applicable, the Seller has irrevocably confirmed by written notice to Buyer after the end of the Marketing Period that all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that such conditions are capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.3 and that the Seller and the Company are ready, willing and able to consummate the Closing) of any of its representations, warranties, covenants or obligations under this Agreement prior to such termination (which liability, for the avoidance of doubt, shall not necessarily be limited to reimbursement of expenses); provided that if this Agreement is terminated or deemed terminated by the Seller pursuant to Section 8.1(g), then Buyer shall pay an amount equal to $49,250,000 (the “Termination Fee”) to the Seller one (1) Business Day after such termination, by wire transfer of same-day funds to an account designated by the Seller. In the event of a termination of this Agreement where the Seller is entitled to receive the Termination Fee, the Seller’s right to receive payment of the Termination Fee from Buyer pursuant to this Section 8.2(a) shall be the sole and exclusive remedy of the Company Related Parties against Buyer, the Lenders, the Lender Related Parties, their respective Affiliates and their respective Affiliates’ directors, officers, managers, members, shareholders, partners, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Related Parties”) for any loss or damage suffered as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by Buyer (other than pursuant to Section 8.2(b), if applicable) or the failure of the Transactions to be consummated, and upon payment of the Termination Fee in accordance with this Section 8.2(a), none of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.
(b)    If Buyer fails to timely pay the Termination Fee when due pursuant to Section 8.2(a) and, in order to obtain the payment, the Seller commences a Proceeding which results in a judgment (or any settlement payment) against Buyer or any other party for payment of the Termination Fee, Buyer shall pay the Seller its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with interest on such amount at a rate of ten percent (10%) per annum for the period beginning on the date such payment was required to be made and ending on the date such payment was actually received.
(c)    The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. The Parties acknowledge that the Termination Fee, in the circumstances in which such fee becomes payable, constitutes liquidated damages and is not a penalty.

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ARTICLE IX

INDEMNIFICATION

Section 9.1    Indemnification by the Seller. Subject to the applicable limitations and other provisions set forth in this Article IX and in Section 10.1, from and after the Closing Date, the Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Group Companies) and their respective directors, officers, managers, members, shareholders, partners, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) against any Losses based upon, attributable to or resulting from:
(i)    any breach or default in performance by the Company or the Seller of any covenant or obligation of the Company or the Seller, as applicable, contained in this Agreement;
(ii)    any breach of, or inaccuracy in, any representation or warranty of the Company or the Seller contained in this Agreement or in any certificate delivered by the Company or the Seller pursuant to Section 7.2(c)(i);
(iii)    any Closing Date Funded Indebtedness or any Seller Expenses not reflected on the Statement delivered pursuant to Section 2.4(a);
(iv)    any Proceeding brought by any current or former member or securityholder of the Seller or any of its Affiliates, in such Person’s capacity as such, against Buyer or any of its Affiliates (including the Group Companies) in connection with the Transactions, including any claim that the Closing Date Payment, the Adjustment Escrow Amount, the Indemnity Escrow Amount or the Interim Loss Indemnity Escrow Amount was not properly distributed to such member or securityholder;
(v)    if applicable, the amount which any Actual Adjustment payable pursuant to Section 2.4(c) exceeds the Adjustment Escrow Amount; and
(vi)    any Unrecovered Pre-Closing Tax Losses.
Section 9.2    Indemnification by Buyer. Subject to the applicable limitations and other provisions set forth in this Article IX and in Section 10.1, from and after the Closing Date, Buyer shall indemnify and hold harmless the Seller and its Affiliates and their respective directors, officers, managers, members, shareholders, partners, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against any Losses based upon, attributable to or resulting from:
(i)    any breach or default in performance by Buyer of any covenant or obligation of Buyer contained in this Agreement; and
(ii)    any breach of, or inaccuracy in, any representation or warranty of Buyer contained in this Agreement or in any certificate delivered by Buyer pursuant to Section 7.3(c)(i); and

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(iii)    any transfer Taxes allocated to Buyer under Section 6.2(a).
Section 9.3    Materiality Qualifiers; Indemnification Limitations.
(a)    For the purposes of this Article IX, any breach of, or inaccuracy in, any representation or warranty contained in this Agreement (as well as any certificate delivered pursuant to this Agreement), as well as any Losses resulting from any such breach or inaccuracy, shall be determined without giving effect to any limitations or qualifications regarding materiality, the use of the word “material”, “material respects”, “Company Material Adverse Effect”, “Seller Material Adverse Effect”, “Buyer Material Adverse Effect”, or any similar term, qualification or limitation based on materiality contained herein (including any reference to the Group Companies as a whole).
(b)    (i)     Other than with respect to the Company Fundamental Representations, the Seller Fundamental Representations and the representations under Section 3.15, the Seller shall not be required to indemnify any Buyer Indemnified Party and shall not have any liability under Section 9.1(ii) in respect of any individual claim for a Loss or series of related claims for Losses incurred or suffered by the Buyer Indemnified Party, unless such Loss or series of related Losses exceeds $50,000 (the “Per-Claim Threshold”), in which case (x) all such Losses (other than Interim Losses) shall be indemnifiable claims and subject to indemnification hereunder counted against the Indemnity Threshold and (y) all such Losses that are Interim Losses shall be indemnifiable claims and subject to indemnification hereunder counted against the Interim Loss Indemnity Threshold; and any individual Loss (or series of related Losses) less than the Per-Claim Threshold (unless it is part of a series of related Losses that aggregate to the Per-Claim Threshold) shall not be aggregated for purposes of calculating whether or not Losses of the Buyer Indemnified Parties exceed the Indemnity Threshold or the Interim Loss Indemnity Threshold, as applicable.
(ii)    Other than in the case of indemnification claims for Interim Losses or with respect to the Company Fundamental Representations, the Seller Fundamental Representations and the representations under Section 3.15, the Seller shall not be required to indemnify any Buyer Indemnified Party and shall not have any liability under Section 9.1(ii) until such time as the aggregate of all claims for Losses (other than claims for Interim Losses) that the Buyer Indemnified Parties may have under Section 9.1(ii) and any applicable Ancillary Document exceeds the Indemnity Threshold, and then only to the extent such Losses exceed the Indemnity Threshold. Except as set forth in the immediately preceding sentence, the Seller shall not be required to indemnify any Buyer Indemnified Party and shall not have any liability under Section 9.1(ii) with respect to Interim Losses until such time as the aggregate of all claims for Interim Losses that the Buyer Indemnified Parties may have under Section 9.1(ii) exceeds the Interim Loss Indemnity Threshold, and then only to the extent such Interim Losses exceed the Interim Loss Indemnity Threshold.
(iii)    For purposes of this Agreement, (i) “Company Fundamental Representations” shall mean the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification of the Group Companies), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.6(d) (Material Contracts), Section 3.16 (Brokers) and Section 3.18 (Transactions with Affiliates) and (ii) “Seller Fundamental

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Representations” shall mean the representations and warranties of the Seller under Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Title to Stock), Section 4.6 (Assets and Operations of Seller) and Section 4.7 (Voting Requirements).
(c)    (i)     Seller shall not be required to indemnify any Buyer Indemnified Party and shall not have any liability under Section 9.1 for amounts in the aggregate in excess of the Indemnity Escrow Amount (other than with respect to Interim Losses) and Seller shall not be required to indemnify any Buyer Indemnified Party and shall not have any liability under Section 9.1 other than out of the Indemnity Escrow Account (other than with respect to Interim Losses) .
(ii)    In calculating amounts payable to an indemnified party hereunder, the amount of any indemnified Loss shall be determined without duplication of such Loss for which an indemnification claim has already been made under any other representation, warranty, covenant or agreement.
(iii)    Seller shall not be required to indemnify any Buyer Indemnified Party and shall not have any liability under Section 9.1 other than out of the Interim Loss Indemnity Escrow Account and, subject to Section 9.5, the Indemnity Escrow Account.
(d)    The amount of any Loss for which indemnification is provided under Section 9.1 or Section 9.2 shall be (i) net of any actual cash payments, setoffs or cash recoupment of any payments (including insurance proceeds or any indemnity, contribution or other similar payments (other than from (x) any self-insurance programs, (y) the Representation and Warranty Insurance Policy and (z) any Ancillary Document)), in each case actually received, realized or retained by the indemnified party as a result of any event giving rise to a claim for such indemnification (net of costs, expenses and Taxes incurred in obtaining any such payment, recoupment or setoff); provided that the amount deemed to be recovered under insurance policies will also be net of the deductible for such policies, any increase in the premium (and retro-premium adjustments) for such policies to the extent arising out of or in connection with such Losses, (ii) net of an amount equal to any Tax benefit actually realized by the indemnified party in connection therewith (determined on a “with and without” basis) in the taxable period of the Loss and for the three taxable periods that follow, and (iii) increased by any Taxes incurred by the indemnified party as a result of receiving any indemnity payment under Section 9.1 or Section 9.2 with respect to such Loss. If any such actual cash payments, setoffs or cash recoupment of any payments or any such Tax benefits are received by an indemnified party with respect to any Losses after the indemnifying party made a payment hereunder to the indemnified party with respect thereto, then the indemnified party shall promptly pay to the indemnifying party the amount (less any expenses and Taxes incurred in obtaining any such payments, setoffs, recoupments or Tax benefits) of any payments, setoffs, recoupments or Tax benefits received or retained (up to the amount of the indemnifying party’s prior payment to the indemnified party related thereto).
(e)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR SPECIAL OR PUNITIVE DAMAGES OR CONSEQUENTIAL DAMAGES (OTHER THAN SUCH CONSEQUENTIAL DAMAGES TO THE EXTENT REASONABLY FORESEEABLE),

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EXCEPT IN THE CASE OF A PARTY’S OBLIGATION TO INDEMNIFY AN INDEMNIFIED PARTY FOR AMOUNTS PAID TO A THIRD PARTY WHERE SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARE AWARDED PURSUANT TO A THIRD PARTY CLAIM (OR SETTLEMENT THEREOF) THAT IS SUBJECT TO INDEMNIFICATION HEREUNDER. FOR THE AVOIDANCE OF DOUBT, ANY FINES OR PENALTIES PAYABLE TO A GOVERNMENTAL ENTITY SHALL NOT CONSTITUTE SPECIAL OR PUNITIVE DAMAGES.
Section 9.4    Release from Indemnity Escrow Account. Any amounts in the Indemnity Escrow Account and/or the Interim Loss Indemnity Escrow Account will be released in accordance with Section 1.4 of the Escrow Agreement, and shall be subject to the terms and conditions of this Agreement.
Section 9.5    Limitation on Remedies. Except as otherwise expressly provided in any Ancillary Document and, in the case of the Buyer Indemnified Parties as provided in the Representation and Warranty Insurance Policy, from and after the Closing, the sole and exclusive remedy of each Buyer Indemnified Party and Seller Indemnified Party as against any Indemnifying Party, with respect to all claims of any nature whatsoever relating to the Transactions, including any breach of any representation, warranty, covenant or agreement contained in this Agreement, shall be pursuant to and limited by the indemnification provisions set forth in this Article IX, it being understood that (x) the foregoing limitations shall not apply in respect of a claim of fraud or for the remedies of injunctive relief or specific performance set forth herein and (y) nothing in this sentence shall operate to interfere with or impede the operation of the provisions of Section 2.4 or 6.2(e). Notwithstanding anything to the contrary set forth herein, but except as otherwise expressly provided in any Ancillary Document, (A) any amount to which any Buyer Indemnified Party is entitled pursuant to this Article IX (other than with respect to Interim Losses) shall be limited to, and solely satisfied from, the funds that remain in the Indemnity Escrow Account at the time and shall be claimed by such Buyer Indemnified Party upon the provision of a notice of a claim in such amount to the Escrow Agent in accordance with the terms of the Escrow Agreement and (B) any amount to which any Buyer Indemnified Party is entitled pursuant to this Article IX with respect to Interim Losses shall be limited to, and solely satisfied from, the funds that remain in the Interim Loss Indemnity Escrow Account at the time and shall be claimed by such Buyer Indemnified Party upon the provision of a notice of a claim in such amount to the Escrow Agent in accordance with the terms of the Escrow Agreement; provided, that to the extent the amount of funds in the Interim Loss Indemnity Escrow Account is, at any time, less than or equal to the aggregate amount to which the Buyer Indemnified Parties are entitled under this Article IX with respect to Interim Losses (such shortfall, the “Interim Loss Indemnity Escrow Shortfall Amount”), then the Buyer Indemnified Parties may satisfy such liability from any remaining funds in the Indemnity Escrow Account, and such funds shall be claimed by such Buyer Indemnified Party upon the provisions of a notice of a claim in the amount of the Interim Loss Indemnity Escrow Shortfall Amount to the Escrow Agent in accordance with the terms of the Escrow Agreement.
Section 9.6    Procedures Relating to Indemnification.
(a)    In order for a Buyer Indemnified Party or a Seller Indemnified Party (as the case may be, the “Indemnified Party”) to be entitled to any indemnification pursuant to this Article IX

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in respect of, arising out of or involving a claim or demand (other than a Tax Claim) made by any Person against such Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party in writing of (and in reasonable detail regarding) the Third Party Claim promptly, and in any event within 10 Business Days, after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
(b)    If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, subject to the limitations contained in this Section 9.6(b) and the consent rights of any Insurer or other limitations in the Representation and Warranty Insurance Policy, to assume and control the defense thereof of such Third Party Claim if it so chooses with counsel selected by the indemnifying party and not reasonably objected to by the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, (ii) the Indemnified Party shall have been advised by counsel that the assumption of such defense by the indemnifying party would be inappropriate due to an actual or potential conflict of interest or (iii) the Indemnified Party shall have been advised by counsel that one or more defenses are available to the Indemnified Party that are not available to the indemnifying party (provided that the indemnifying party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Party, other than local counsel). If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ at its own expense counsel not reasonably objected to by the indemnifying party, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense and shall be empowered to make any settlement with respect to such Third Party Claim, subject to the remaining terms of this Section 9.6(b). The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute any Third Party Claim, all the Parties shall cooperate and shall cause their Affiliates to cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on any basis reasonably requested by the indemnifying party to provide additional information and explanation of any material provided hereunder or otherwise relating to the Third Party Claim, provided, however, that the Indemnified Party shall not be required to produce any records or information that would result in a loss of privilege or violate any confidentiality obligation. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (such consent not to be unreasonably withheld or delayed), except if (x) the Indemnified

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Party is reasonably expected to be liable for Losses in excess of amounts reasonably expected to be received from the indemnifying party, (y) such settlement or compromise is in respect of a proceeding that seeks an injunction or equitable relief against the Indemnified Party or (z) in the case of any Buyer Indemnified Party, the failure to admit liability with respect to, or settle, compromise of discharge, such Third Party Claim could cause any Buyer Indemnified Party to lose coverage under the Representation and Warranty Insurance Policy. If the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and which releases the Indemnified Party completely in connection with such Third Party Claim, which does not contain any admission of wrongdoing or misconduct by the Indemnified Party and which does not involve any non-monetary relief. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (x) the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, (y) in the event the Third Party Claim were to be unfavorably decided, the Indemnified Party would be reasonably likely to be liable for Losses in excess of amounts reasonably expected to be received from the indemnifying party or (z) in the case of a Third Party Claim against a Buyer Indemnified Party (i) the assumption of the defense by the indemnifying party could cause any Buyer Indemnified Party to lose coverage under the Representation and Warranty Insurance Policy or (ii) a Buyer Indemnified Party or any Insurer is required to assume the defense of such Third Party Claim pursuant to the Representation and Warranty Insurance Policy. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
(c)    Each of Buyer and the Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax Proceeding with respect to Taxes for which the Seller may be liable under this Article IX or, in the case of receipt by the Seller, which could adversely impact any of the Group Companies (a “Tax Claim”); provided, however, that failure to give such notification shall not affect the indemnification under this Agreement except to the extent the indemnifying party shall have been prejudiced as a result of such failure. The Seller shall be entitled to participate at its expense in the defense of and, at its option, control of the defense of, any Tax Proceeding regarding Taxes for a Pre-Closing Tax Period for which the Seller may be liable under Article IX, and to employ counsel and other advisors of its choice at its expense, other than any Tax Proceeding relating to Taxes with respect to Straddle Periods, which shall be jointly controlled by Buyer and the Seller. If the Seller so opts to control Tax Proceedings for a Pre-Closing Tax Period, Buyer shall be entitled to participate at its expense in the defense of any Tax Proceeding that could adversely impact any of the Group Companies and to employ counsel and other advisors of its choice at its expense. The Seller may not agree to settle, compromise or discharge, or admit any liability with respect to any claim for Taxes for a Pre-Closing Tax Period without Buyer’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. The Seller shall be entitled to participate at its expense in the defense of any Tax Proceedings regarding Taxes for

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a complete Post-Closing Tax Period for which the Seller may be liable under Article IX. None of the Group Companies shall agree to settle, compromise or discharge, or admit any liability with respect to any material claim for Taxes referenced in the preceding sentence without the Seller’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
(d)    In the event any Indemnified Party shall have an indemnification claim against any indemnifying party under Section 9.1 or Section 9.2, as applicable, that does not involve a Third Party Claim or Tax Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim to the indemnifying party. The failure by any Indemnified Party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such Indemnified Party, except to the extent that the indemnifying party has been prejudiced by such failure. If the indemnifying party does not notify the Indemnified Party within 10 Business Days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 9.1 or Section 9.2, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 9.1 or Section 9.2 and the indemnifying party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.
(e)    Promptly following the final resolution of the last indemnification claim under this Article IX with respect to Interim Losses (the date of such final resolution, the “Interim Loss Determination Date”), Buyer shall pay, in cash by wire transfer of immediately available funds to the Seller, to the extent such amount is a positive number, the Indemnity Adjustment Payment.
Section 9.7    Tax Treatment of Indemnity Payments. Seller and Buyer shall treat any indemnity payments made pursuant to this Article IX and any Applicable Ancillary Document as an adjustment to the Purchase Price for all Tax purposes unless there is no reasonable basis for doing so under applicable Tax Law.
Section 9.8    [Intentionally Omitted].
Section 9.9    Representation and Warranty Insurance Policy. Seller and the Company acknowledge that Buyer is entering into the Representation and Warranty Insurance Policy and that, in connection therewith, a Buyer Indemnified Party may make claims for the same Loss or series of related Losses under both this Article IX and the Representation and Warranty Insurance Policy. Seller and the Company further acknowledge and agree that the denial of any claim by any Buyer Indemnified Party under the Representation and Warranty Insurance Policy shall not be construed as, or used as evidence that, such Buyer Indemnified Party is not entitled to indemnification under this Article IX.

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ARTICLE X

MISCELLANEOUS
Section 10.1    Survival. The representations and warranties of the Company, the Seller and Buyer contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing solely for purposes of Article IX, and will terminate on the 12-month anniversary of the Closing Date (the “Expiration Date”); provided that if any Party makes a claim, in accordance with Section 9.6 with respect to any specific representation, warranty, covenant or agreement prior to the Expiration Date, and such claim is not fully and finally resolved prior to the Expiration Date, such representation, warranty, covenant or agreement shall survive solely with respect to such claim until such claim is finally and fully resolved. The covenants and agreements of the Parties which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms, and the covenants and agreements of the Parties which by their terms contemplate full performance at or prior to the Closing shall survive the Closing until the 12- month anniversary of the Closing Date.
Section 10.2    Entire Agreement. This Agreement (together with the Disclosure Letter and Exhibits to this Agreement), the Confidentiality Agreement and the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the Transactions.
Section 10.3    Assignment. This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of Buyer and the Seller; provided that Buyer may, without the consent of the Seller, assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any of its direct or indirect wholly owned Subsidiaries, but no such assignment shall relieve Buyer of any of its obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.3 shall be void.
Section 10.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, E‑mail (followed by overnight courier/having obtained electronic delivery thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
To Buyer:
Alliant Techsystems Inc.
1300 Wilson Blvd, Suite 1100
Arlington, VA 22209
Attention:    Scott D. Chaplin, General Counsel
Facsimile:    (571)403-5245
E‑mail:    Scott.Chaplin@ATK.COM

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with a copy (which shall not constitute notice to Buyer) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:    Damien R. Zoubek
        Craig F. Arcella
Facsimile:    (212) 474-3700
E‑mail:    dzoubek@cravath.com
        carcella@cravath.com
To the Seller:
MidOcean Bushnell Holdings, L.P.,
320 Park Avenue, Suite 1600
New York, NY 10022
Attention:    David Basto
        Daniel Penn
Facsimile:    (212) 497-1374
E‑mail:    dbasto@midoceanpartners.com
        dpenn@midoceanpartners.com
with a copy (which shall not constitute notice to the Seller) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    George P. Stamas
        Andrew M. Herman
Facsimile:    (202) 654-9524
E‑mail:    gstamas@kirkland.com
        aherman@kirkland.com
To the Company (prior to the Closing):
Bushnell Group Holdings, Inc.
9200 Cody Street
Overland Park, KS 66214
Attention:    Blake Lipham
Facsimile:     (913) 981-1896
E‑mail:    blipham@bushnell.com

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with a copy (which shall not constitute notice to the Company) to:
MidOcean Bushnell Holdings, L.P.,
320 Park Avenue, Suite 1600
New York, NY 10022
Attention:    David Basto
        Daniel Penn
Facsimile:    (212) 497-1374
E‑mail:    dbasto@midoceanpartners.com
        dpenn@midoceanpartners.com
and
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    George P. Stamas
        Andrew M. Herman
Facsimile:    (202) 654-9524
E‑mail:    gstamas@kirkland.com
        aherman@kirkland.com
To the Company (after the Closing):
Bushnell Group Holdings, Inc.
1300 Wilson Blvd, Suite 1100
Arlington, VA 22209
Attention:    Scott D. Chaplin, General Counsel
Facsimile:    (571)403-5245
E‑mail:    Scott.Chaplin@ATK.COM
with a copy (which shall not constitute notice to the Company) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:    Damien R. Zoubek
        Craig F. Arcella
Facsimile:    (212) 474-3700
E‑mail:    dzoubek@cravath.com
        carcella@cravath.com
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

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Section 10.5    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.
Section 10.6    Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Ancillary Documents, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that in the event that the Closing is consummated, Buyer shall, or shall cause the Company to, pay all Unpaid Seller Expenses.
Section 10.7    Press Releases and Announcements. The initial press release by Buyer with respect to the execution of this Agreement shall be in the form heretofore agreed by the Parties, and none of the Parties nor any of their respective representatives shall issue any other press releases or make any other public announcements with respect to this Agreement or the Transactions without the prior written consent of Buyer or the Seller, as the case may be. Notwithstanding the foregoing, any such press release or public announcement, including the disclosure of this Agreement, may be made if required by applicable Law or a securities exchange rule; provided that the Party required to make such press release or public announcement shall, to the extent practicable, confer with the other Parties concerning the timing and content of such press release or public announcement before the same is made.
Section 10.8    Construction; Interpretation. The term “this Agreement” means this Stock Purchase Agreement together with the Disclosure Letter and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise specified: (i) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Letter and exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “or” shall be deemed to be inclusive and not exclusive; and (vi) whenever the words “made available to Buyer” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were available to Buyer prior to and through the date of execution of this Agreement in the electronic dataroom maintained on behalf of the Company by Intralinks (as evidenced by the Dataroom Record).
Section 10.9    Exhibits and Disclosure Letter. All exhibits and the Disclosure Letter or other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item

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disclosed in any section of the Disclosure Letter referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to the extent the disclosure is reasonably apparent on its face to be relevant to such other sections. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any section of the Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in any section of the Disclosure Letter is or is not material for purposes of this Agreement.
Section 10.10    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.5 and Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, each Lender Related Party shall be an express third party beneficiary of and shall be entitled to rely upon and enforce Sections 8.2(a), 10.12, 10.15 and 10.16 and this Section 10.10. In addition, the Company agrees, on behalf of itself, its Affiliates and their respective directors, officers, managers, members, stockholders, partners, employees, agents, representatives, successors and permitted assigns (collectively, the “Company Related Parties”) that the Lenders, their Affiliates and their respective directors, officers, managers, members, stockholders, partners, employees, agents, representatives, successors and permitted assigns (collectively, the “Lender Related Parties”) shall be subject to no liability or claims (whether legal or equitable, arising under contract, tort or otherwise) by the Company Related Parties arising out of or relating to this Agreement, the Debt Financing, the Debt Financing Commitment or the Transactions or in connection with the Debt Financing, or the performance of services by such Lender Related Parties with respect to the foregoing.
Section 10.11    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
Section 10.12    Amendment. Prior to the Closing, this Agreement may be amended or modified only in accordance with a written agreement executed and delivered by duly authorized officers of Buyer and the Seller. After the Closing, this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Buyer and the Seller. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any Party or Parties hereto effected in a manner which does not comply with this Section 10.12 shall be void. Notwithstanding anything

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herein to the contrary, Sections 8.2(a), 10.10, 10.15 and 10.16 and this Section 10.12 (and any provision of this Agreement of the extent a modification, waiver or termination of such provision would modify the substance of Sections 8.2(a), 10.10, 10.15 and 10.16 and this Section 10.12) may not be modified, waived or terminated in a manner that is adverse in any material respect to the Lender Related Parties without the prior written consent of each Lender.
Section 10.13    Extension; Waiver. At any time prior to the Closing, the Seller (on behalf of itself and the Company) may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and the Seller contained herein or in any document, certificate or writing delivered by the Company or the Seller pursuant hereto or (iii) waive compliance by the Company and the Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 10.14    Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 10.15    WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING, DIRECTLY OR INDIRECTLY, UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING, DIRECTLY OR INDIRECTLY, UNDER THE DEBT FINANCING, ANY ALTERNATIVE DEBT FINANCING, THE DEBT FINANCING COMMITMENT, ANY ALTERNATIVE DEBT COMMITMENT LETTERS OR THE PERFORMANCE OF ANY OF THE FOREGOING), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Section 10.16    Jurisdiction and Venue. Each of the Parties submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding may be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.4. Nothing in this Section 10.16, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Lender Related Parties in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the Debt Financing Commitment or the performance of any of the foregoing, in any forum other than a court of competent jurisdiction located within the County of New York, New York, whether a state or Federal court.
Section 10.17    Remedies.
(a)    Except as otherwise expressly provided herein (including Section 8.2(a)), any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to comply with its obligations under Section 6.11 or take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, subject to Section 8.2 and Section 10.17(b), prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Section 6.11 and each Party’s obligations to consummate the Transactions if it is required to do so hereunder), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Subject to Section 10.17(b), the foregoing right shall include the right of the Company or the Seller to cause Buyer to comply with its obligations under Section 6.11 with respect to the Debt Financing Commitment. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant

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to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.
(b)    Notwithstanding the foregoing, it is explicitly agreed that the Company’s and the Seller’s ability to seek specific performance of Buyer’s obligations to effect the Closing under Section 2.2 shall be subject to the requirements that (i) the Debt Financing has been funded or will be funded at the Closing and (ii) the Company and the Seller have irrevocably confirmed by written notice to Buyer that all conditions set forth in Section 7.3 have been satisfied (other than conditions that by their nature are to be satisfied by actions taken at the Closing) and that if specific performance is granted and the Debt Financing is funded, then each of them will take such actions under their control to cause the Closing to occur.
Section 10.18    Non-Recourse. All claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Ancillary Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Ancillary Documents (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.
Section 10.19    Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP has acted as legal counsel to the Seller and its Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to the Seller and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing the Seller and/or any of its Affiliates after the Closing as such representation may relate to Buyer, any Group Company or the Transactions. In addition, all communications involving attorney client confidences between the Seller, its Affiliates or any Group Company and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the Transactions shall be deemed to be attorney client confidences that belong solely to the Seller and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not, without the Seller’s consent, have access to any such communications, or to the files of Kirkland & Ellis LLP relating to its engagement with respect to the Transactions, whether or not the Closing shall have occurred. Without limiting the generality

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of the foregoing, upon and after the Closing, (i) the Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only the Seller and its Affiliates (and not the Group Companies) shall hold such property right and (iii) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney client communications or files to any of the Group Companies by reason of any attorney client relationship between Kirkland & Ellis LLP and any of the Group Companies or otherwise. Notwithstanding the other provisions of this Section 10.19, the Seller and its Affiliates shall cause Kirkland & Ellis LLP to keep the files and communications referred to in the foregoing clauses (ii) and (iii) confidential and this Section 10.19 shall not constitute or be construed as a waiver or release of Kirkland & Ellis LLP’s obligation to keep confidential any information with respect to the Group Companies in its possession.
* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.
BUSHNELL GROUP HOLDINGS, INC.

By:	/s/ Blake Lipham Name: Blake Lipham Title: President & CEO

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ALLIANT TECHSYSTEMS INC.

By:	/s/ Stephen Nolan Name: Stephen Nolan Title: Senior Vice President, Strategy & Business Development

[[NYCORP:3415118v56:4620W: 09/04/2013--11:35 AM]]

MIDOCEAN BUSHNELL HOLDINGS, L.P.

By:	/s/ Blake Lipham Name: Blake Lipham Title: President & CEO

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